As filed with the Securities and Exchange Commission on April 8, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Vector Group Ltd.
(Exact name of registrant issuer as specified in its charter)

See Table of Registrant Guarantors for information regarding additional Registrants

Delaware	2111	65-0949535
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 S.E. Second Street
Miami, Florida 33131
(305) 579-8000
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Richard J. Lampen
Executive Vice President
Vector Group Ltd.
100 S.E. Second Street
Miami, Florida 33131
(305) 579-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Stephen E. Older, Esq.
McDermott Will & Emery LLP
340 Madison Avenue
New York, New York 10021
(212) 547-5400

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of		Offering Price per	Aggregate Offering	Amount of Registration
Securities to be Registered	Amount to be Registered	Security(1)	Price(1)	Fee
11% Senior Secured Notes due 2015	$165,000,000(2)	100%	$165,000,000	$6,485
Guarantees of 11% Senior Secured Notes due 2015	—	—	—	(3)

(1)	Estimated solely for purposes of determining the registration fee pursuant to Section 457(f)(2) under the Securities Act.

(2)	Represents the aggregate principal amount of the 11% Senior Secured Notes due 2015 issued by Vector Group Ltd.

(3)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the note guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF REGISTRANT GUARANTORS

		Primary Standard
	State of	Industrial	I.R.S. Employer
Exact Name of Registrant	Incorporation	Classification	Identification
Guarantor as Specified in its Charter(1)	or Organization	Code Number	Number

100 Maple LLC	Delaware	6519	65-0960238
Eve Holdings Inc.	Delaware	6794	56-1703877
Liggett & Myers Holdings Inc.	Delaware	6799	51-0413146
Liggett & Myers Inc.	Delaware	2111	56-1110146
Liggett Group LLC	Delaware	2111	56-1702115
Liggett Vector Brands Inc.	Delaware	8900	74-3040463
V. T. Aviation LLC	Delaware	7350	51-0405537
Vector Research LLC	Delaware	8731	65-1058692
Vector Tobacco Inc.	Virginia	2111	54-1814147
VGR Aviation LLC	Delaware	7350	65-0949535
VGR Holding LLC	Delaware	8741	65-0949536

(1)	The address and phone number of each Registrant Guarantor is as follows:

Vector Group Ltd., 100 SE 2nd Street, 32nd Floor, Miami, FL 33131 (305) 579-8000

100 Maple LLC, c/o Liggett Vector Brands Inc., 3800 Paramount Parkway, Suite 250, PO Box 2010, Morrisville, NC 27560, (919) 990-3500

Eve Holdings Inc., 1105 N. Market Street; Suite 617, Wilmington, DE 19801 (302) 478-6160

Liggett & Myers Holdings Inc., 100 SE 2nd Street, 32nd Floor, Miami, FL 33131 (305) 579-8000

Liggett & Myers Inc., 3800 Paramount Parkway, Suite 250, PO Box 2010, Morrisville, NC 27560, (919) 990-3500

Liggett Group LLC, c/o Liggett Vector Brands Inc., 3800 Paramount Parkway, Suite 250, PO Box 2010, Morrisville, NC 27560, (919) 990-3500

Liggett Vector Brands Inc., 3800 Paramount Parkway, Suite 250, PO Box 2010, Morrisville, NC 27560, (919) 990-3500

V. T. Aviation LLC, 3800 Paramount Parkway, Suite 250, PO Box 2010, Morrisville, NC 27560, (919) 990-3500

Vector Research LLC, c/o Liggett Vector Brands Inc., 3800 Paramount Parkway, Suite 250, PO Box 2010, Morrisville, NC 27560 (919) 990-3500

Vector Tobacco Inc., c/o Liggett Vector Brands Inc., 3800 Paramount Parkway, Suite 250, PO Box 2010, Morrisville, NC 27560, (919) 990-3500

VGR Aviation LLC, 3800 Paramount Parkway, Suite 250, PO Box 2010, Morrisville, NC 27560, (919) 990-3500

VGR Holding LLC, 100 SE 2nd Street, 32nd Floor, Miami, FL 33131 (305) 579-8000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 8, 2008

PROSPECTUS

Vector Group Ltd.

Exchange Offer for

Up to $165,000,000 Principal Amount Outstanding
of 11% Senior Secured Notes due 2015
for a Like Principal Amount of
Registered 11% Senior Secured Notes due 2015

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “Exchange Offer”), to exchange up to $165,000,000 principal amount of our registered 11% Senior Secured Notes due 2015 (the “New Notes”) and the guarantees thereof for a like principal amount of our outstanding unregistered 11% Senior Secured Notes due 2015 (the “Original Notes” and together with the New Notes, the “notes”) and the guarantees thereof. Subject to specified conditions, the New Notes will be free of the transfer restrictions that apply to our outstanding unregistered Original Notes that you currently hold, but will otherwise have substantially the same terms of such outstanding Original Notes. The notes will be fully and unconditionally guaranteed on a joint and several basis by all of our 100% owned domestic subsidiaries that are engaged in the conduct of our cigarette businesses. The notes will not be guaranteed by any of our subsidiaries engaged in our real estate businesses conducted through our subsidiary New Valley LLC.

We will exchange any and all Original Notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on          , 2008, unless we extend it.

We have not applied, and do not intend to apply, for listing of the New Notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives New Notes for its own account pursuant to this Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for outstanding Original Notes where such outstanding Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this Exchange Offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “ Risk Factors” beginning on page 6 to read about important factors you should consider in connection with this Exchange Offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated          , 2008.

Market Data	i
Where You Can Find More Information	i
Incorporation By Reference	ii
Forward-Looking Statements	ii
Prospectus Summary	1
Risk Factors	6
Use of Proceeds	13
Ratio of Earnings to Fixed Charges	13
The Exchange Offer	13
Description of Notes	20
Material United States Federal Income Tax Considerations	71
Plan of Distribution	75
Validity of the New Notes	76
Experts	76
Ex-3.5 Certificate of Formation of 100 Maple LLC
Ex-3.6 Limited Liability Company Operating Agreement
Ex-3.7 Certificate of Incorporation of Eve Holdings Inc.
Ex-3.8 By-laws of Eve Holdings Inc.
Ex-3.9 Certificate of Incorporation
Ex-3.10 By-laws of Liggett & Myers Holdings Inc.
Ex-3.11 Certificate of Incorporation of Liggett & Myers Inc.
Ex-3.12 By-laws of Liggett & Myers Inc.
Ex-3.13 Certificate of Formation of Liggett Group LLC
Ex-3.14 Limited Liability Company Agreement of Liggett Group LLC
Ex-3.15 Certificate of Incorporation of Liggett Vector Brands Inc.
Ex-3.16 By-laws of Liggett Vector Brands Inc.
Ex-3.17 Certificate of Formation of V.T. Aviation LLC
Ex-3.18 Limited Liability Company Agreement of V.T. Aviation LLC
Ex-3.19 Certificate of Formation of Vector Research LLC
Ex-3.20 Limited Liability Company Agreement of Vector Research LLC
Ex-3.21 Articles of Incorporation of Vector Tobacco Inc.
Ex-3.22 By-laws of Vector Tobacco Inc.
Ex-3.23 Certificate of Formation of VGR Aviation LLC
Ex-3.24 Limited Liability Company Agreement of VGR Aviation LLC
Ex-3.25 Certificate of Formation of VGR Holding LLC
Ex-3.26 Limited Liability Company Agreement of VGR Holding LLC
Ex-5.1 Opinion of McDermott Will & Emery LLP
Ex-12.1 Statement of Computation of Ratio of Earnings to Fixed Charges
Ex-23.2 Consent of PricewaterhouseCoopers LLP
Ex-23.3 Consent of PricewaterhouseCoopers LLP
Ex-23.4 Consent of PricewaterhouseCoopers LLP
Ex-25.1 Statement of Eligibility on Form T-1
Ex-99.1 Form of Letter of Transmittal
Ex-99.2 Form of Notice Guaranteed Delivery
Ex-99.3 Form of Notice of Withdrawal of Tender
Ex-99.4 Form of Letter to Brokers, Dealers
Ex-99.5 Form of Letter to Clients
Ex-99.6 Form of Guidelines for Certification

You should rely only on the information contained or incorporated by reference in this prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this document, or that any information we have incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

MARKET DATA

We use market and industry data throughout this prospectus and the documents incorporated by reference herein that we have obtained from market research, publicly available information and industry publications. These sources generally state that the information that they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The market and industry data is often based on industry surveys and the preparers’ experience in the industry. Similarly, although we believe that the surveys and market research that others have performed are reliable, we have not independently verified this information.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports, proxy statements and other information with the SEC. You can read and copy all of this information at the Public Reference Room maintained by the SEC at its principal office at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding issuers, like us, that file such material electronically with the SEC. The address of this web site is: http://www.sec.gov. Our common stock is listed on the New York Stock Exchange under the symbol “VGR.”

In addition, we make available on our web site at http://www.vectorgroupltd.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K (and any amendments to those reports) filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as practicable after they have been electronically filed with the SEC. Unless otherwise specified, information contained on our web site, available by hyperlink from our web site or on the SEC’s web site, is not incorporated into the registration statement of which this prospectus forms a part.

INCORPORATION BY REFERENCE

We are incorporating by reference in this prospectus certain information that we file with the SEC, which means that we are disclosing important information to you in those documents. The information incorporated by reference is an important part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

•	Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 29, 2008; and

•	Current Reports on Form 8-K/A (filed April 8, 2008), amending Form 8-K, which was filed on April 7, 2008.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Any such statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:
Vector Group Ltd.
100 S.E. Second Street
Miami, Florida 33131
Attn: Investor Relations
Telephone: (305) 579-8000

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains “forward-looking statements” within the meaning of the federal securities law. Forward-looking statements include information relating to our intent, belief or current expectations, primarily with respect to, but not limited to:

•	economic outlook,

•	capital expenditures,

•	cost reduction,

•	new legislation,

•	cash flows,

•	operating performance,

•	litigation,

•	taxation,

•	impairment charges and cost savings associated with restructurings of our tobacco operations, and

•	related industry developments (including trends affecting our business, financial condition and results of operations).

ii

We identify forward-looking statements in this prospectus by using words or phrases such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may be”, “objective”, “plan”, “seek”, “predict”, “project” and “will be” and similar words or phrases or their negatives.

The forward-looking information involves important risks and uncertainties that could cause our actual results, performance or achievements to differ materially from our anticipated results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, without limitation, the following:

•	general economic and market conditions and any changes therein, including due to acts of war and terrorism,

•	governmental regulations and policies, including proposed United States Food & Drug Administration regulation, proposed increases in federal and state excise taxes and legislation creating smoke-free environments,

•	effects of industry competition,

•	impact of business combinations, including acquisitions and divestitures, both internally for us and externally, in the tobacco industry,

•	impact of restructurings on our tobacco business and our ability to achieve any increases in profitability estimated to occur as a result of these restructurings,

•	impact of new legislation on our and our competitor’s payment obligations, results of operations and product costs; e.g., the impact of recent federal legislation eliminating the federal tobacco quota system,

•	uncertainty related to litigation and potential additional payment obligations for us under the Master Settlement Agreement and other settlement agreements with the states,

•	uncertainty related to product liability litigation and the costs associated with defending increased numbers of cases, and

•	risks and uncertainty inherent in our new product development initiatives.

Further information on risks and uncertainties specific to our business include the risk factors discussed below under “Risk Factors” and elsewhere in this prospectus and in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2007 Annual Report on Form 10-K (see also “Incorporation by Reference” above).

Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, there is a risk that these expectations will not be attained and that any deviations will be material. The forward-looking statements speak only as of the date they are made.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and historical financial statements (including the notes to those financial statements) that are included elsewhere herein or that are incorporated by reference in this prospectus. You should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to those statements and the documents we have incorporated by reference. As used in this prospectus, the terms “Vector Group”, “we”, “our” and “us” and similar terms refer to Vector Group Ltd. and all of our consolidated subsidiaries, including VGR Holding LLC (“VGR Holding”), Liggett Group LLC (“Liggett Group” or “Liggett”), Vector Tobacco Inc. (“Vector Tobacco”) and New Valley LLC (“New Valley”), except with respect to the section entitled “Description of Notes” where it is clear that these terms mean only Vector Group Ltd.

Business

Our Company

We are a holding company and are engaged principally in:

•	the manufacture and sale of cigarettes in the United States through our subsidiary Liggett Group,

•	the development and marketing of the low nicotine and nicotine-free QUEST cigarette products and the development of reduced risk cigarette products through our subsidiary Vector Tobacco, and

•	the real estate business through our subsidiary, New Valley, which is seeking to acquire additional operating companies and real estate properties. New Valley owns 50% of Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area.

Our principal executive offices are located at 100 S.E. Second Street, Miami, Florida 33131. Our telephone number is (305) 579-8000. Information contained on our web site or that can be accessed through our web site is not incorporated by reference in this prospectus. You should not consider information contained on our web site or that can be accessed through our web site to be part of this prospectus.

Summary of the Terms of the Exchange Offer

Background	On August 16, 2007, we completed a private placement of $165,000,000 aggregate principal amount of the Original Notes. In connection with that private placement, we entered into a registration rights agreement in which we agreed to, among other things, complete an exchange offer.

The Exchange Offer	We are offering to exchange our New Notes which have been registered under the Securities Act for a like principal amount of our outstanding, unregistered Original Notes. Original Notes may only be tendered in an amount equal to $1,000 in principal amount or in integral multiples of $1,000 in excess thereof. See “The Exchange Offer — Terms of the Exchange.”

Resale of New Notes	Based upon the position of the staff of the SEC as described in previous no-action letters, we believe that New Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the New Notes in the ordinary course of your business;

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of the New Notes; and

• you are not our “affiliate” as defined under Rule 405 of the Securities Act.

We do not intend to apply for listing of the New Notes on any securities exchange or to seek approval for quotation through an automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the Exchange Offer or, if developed, that such market will be sustained or as to the liquidity of any market. Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of New Notes during the 180 days after the expiration of this Exchange Offer. See “Plan of Distribution.”

Consequences If You Do Not Exchange Your Original Notes	Original Notes that are not tendered in the Exchange Offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such Original Notes unless:

• you are able to rely on an exemption from the requirements of the Securities Act; or

• the Original Notes are registered under the Securities Act.

After the Exchange Offer is closed, we will no longer have an obligation to register the Original Notes, except under some limited circumstances. See “Risk Factors — If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.”

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2008, unless we extend the Exchange Offer. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Issuance of New Notes	We will issue New Notes in exchange for Original Notes tendered and accepted in the Exchange Offer promptly following the Expiration Date. See “The Exchange Offer — Terms of the Exchange.”

Certain Conditions to the Exchange Offer	The Exchange Offer is subject to certain customary conditions, which we may amend or waive. See “The Exchange Offer — Conditions to the Exchange Offer.”

Special Procedures for Beneficial Holders	If you beneficially own Original Notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the Exchange Offer, you should contact such registered holder promptly and instruct such person to tender on your behalf. If you wish to tender in the Exchange Offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Original Notes, either arrange to have the Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable time. See “The Exchange Offer — Procedures for Tendering.”

Withdrawal Rights	You may withdraw your tender of Original Notes at any time before the Exchange Offer expires. See “The Exchange Offer — Withdrawal of Tenders.”

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offer. See “The Exchange Offer — Accounting Treatment.”

Federal Income Tax Consequences	The exchange pursuant to the Exchange Offer generally will not be a taxable event for U.S. Federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of New Notes pursuant to the Exchange Offer.

Exchange Agent	U.S. Bank National Association, N.A. is serving as exchange agent in connection with the Exchange Offer.

Summary of the Terms of the New Notes

Other than the restrictions on transfer and registration rights, the New Notes will have the same financial terms and covenants as the Original Notes, which are as follows:

Issuer	Vector Group Ltd.

Securities Offered	$165,000,000 aggregate principal amount of 11% Senior Secured Notes due 2015.

Maturity Date	August 15, 2015.

Interest Rate	The New Notes will bear interest at the rate of 11% per annum.

Interest	Interest will be payable semi-annually in arrears on February 15 and August 15 of each year. Interest will accrue from the most recent date to which interest on the Original Notes has been paid.

Ranking	The New Notes:

• will be our general obligations;

• will be pari passu in right of payment with all of our existing and future senior indebtedness; and

• will be senior in right of payment to all of our future subordinated indebtedness, if any.

Guarantees	The New Notes will be fully and unconditionally guaranteed on a joint and several basis on the issue date by all of our wholly-owned domestic subsidiaries other than New Valley and its subsidiaries.

Each guarantee of the New Notes:

• will be a general obligation of the guarantor;

• will be pari passu in right of payment with all other senior indebtedness of the guarantor, including the Liggett guarantors’ indebtedness under the Liggett secured revolving credit facility; and

• will be senior in right of payment to all future subordinated indebtedness of the guarantor, if any.

Security Interest	The New Notes will not be secured by any of our assets.

Only Liggett Group, 100 Maple LLC, Vector Tobacco, and VGR Holding will provide security for their guarantees of the New Notes.

Each guarantee of the New Notes by Liggett Group and 100 Maple LLC:

• will be secured on a second priority basis, equally and ratably with all obligations of a Liggett guarantor under future parity lien debt, by liens on certain assets of a Liggett guarantor, subject in priority to the liens securing first priority debt under the Liggett secured revolving credit facility and permitted prior liens; and

•  will be effectively junior, to the extent of the value of assets securing a Liggett guarantor’s first priority debt obligations under the Liggett secured revolving credit facility, which will be secured on a first priority basis by the same assets of that Liggett guarantor that secure the New Notes and by certain other assets of that Liggett guarantor that do not secure the notes.

The guarantee of the New Notes by Vector Tobacco will be secured on a first priority basis, equally and ratably with all of its obligations under future parity lien debt, by liens on certain assets, subject in priority to permitted prior liens.

The guarantee of VGR Holding will be secured by a first priority pledge of the capital stock of each of Liggett Group and Vector Tobacco.

See “Description of Notes — Security” for additional information.

Intercreditor Agreement	Pursuant to an intercreditor agreement, the liens securing the guarantees of the Liggett guarantors will be second in priority to the liens that secure obligations under the Liggett secured revolving credit facility up to a maximum capped amount as described under “Description of Notes — Intercreditor Agreement.”

Pursuant to the intercreditor agreement, the second-priority liens securing the note guarantees may not be enforced for a “standstill” period of up to 180 days when any obligations secured by the first-priority liens are outstanding.

Optional Redemption	Prior to August 15, 2011, we may redeem some or all of the New Notes at a redemption price equal to 100% of the principal amount plus a make-whole premium, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. See “Description of Notes — Optional Redemption.”

On or after August 15, 2011, we may redeem all or a part of the New Notes at the redemption prices set forth under “Description of Notes — Optional Redemption.”

At any time prior to August 15, 2010, we may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the New Notes with the net proceeds of certain equity offerings at 111% of the aggregate principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. See “Description of Notes — Optional Redemption.”

Mandatory Offers to Repurchase	If we sell certain assets and do not apply the proceeds as required or we experience specific kinds of changes of control, we must offer to repurchase the New Notes at the prices listed in the section entitled “Description of Notes.”

Certain Covenants	The indenture governing the New Notes contains certain covenants that, among other things, limit our guarantors’ ability to:

• pay dividends, redeem or repurchase capital stock or subordinated indebtedness or make other restricted payments;

• incur additional indebtedness or issue certain preferred stock;

• create or incur liens;

• incur dividend or other payment restrictions;

• consummate a merger, consolidation or sale of all or substantially all of our assets;

• enter into certain transactions with affiliates; and

• transfer or sell assets, including the equity interests of our guarantors, or use asset sale proceeds.

These covenants will be subject to a number of important exceptions and qualifications. See “Description of Notes.”

No Public Market; PORTAL Trading	The New Notes are a new issue of securities and will not be listed on any securities exchange or included in any automated quotation system. We intend to apply for the New Notes to be eligible for trading on PORTAL by qualified institutional buyers. Although Jefferies & Company, the initial purchaser in the private offering of the Original Notes, has informed us that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market may be discontinued by the initial purchaser in its discretion at any time without notice. See “Plan of Distribution.”

Risk Factors

You should consider carefully the information set forth in the section entitled “Risk Factors” and all other information described or referred to in this prospectus before investing in the notes.

RISK FACTORS

Before you decide to participate in this Exchange Offer, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference in this prospectus from our most recent annual report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings we may make from time to time with the SEC.

Risks Related to the Notes and the Exchange Offer

If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.

Original Notes which you do not tender or we do not accept will, following the Exchange Offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. We will issue New Notes in exchange for the Original Notes pursuant to the Exchange Offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer — Procedures for Tendering.” These procedures and conditions include timely receipt by the exchange agent of such Original Notes (or a confirmation of book-entry transfer) and of a properly completed and duly executed letter of transmittal (or an agent’s message from The Depository Trust Company).

Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the market for any Original Notes remaining after the completion of the Exchange Offer will be substantially limited. Any Original Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of the Original Notes outstanding. Following the Exchange Offer, if you do not tender your Original Notes you generally will not have any further registration rights, and your Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes could be adversely affected.

Our high level of debt may adversely affect our ability to satisfy our obligations under the notes offered hereby.

We cannot assure you that we will be able to meet our debt service obligations. A default in our debt obligations, including a breach of any restrictive covenant imposed by the terms of our indebtedness, could result in the acceleration of the notes offered hereby or other indebtedness. In such a situation, it is unlikely that we would be able to fulfill our obligations under the notes offered hereby or other indebtedness or that we would otherwise be able to repay the accelerated indebtedness or make other required payments. Even in the absence of an acceleration of our indebtedness, a default under the terms of our indebtedness could have an adverse impact on our ability to satisfy our debt service obligations and on the trading price of the notes offered hereby.

Our high level of indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our other obligations with respect to the notes, including our repurchase obligation upon the occurrence of specified change of control events;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the amount of our cash flows available for other general corporate purposes;

•	require us to sell other securities or to sell some or all of our assets, possibly on unfavorable terms, to meet payment obligations;

•	restrict us from making strategic acquisitions, investing in new capital assets or taking advantage of business opportunities;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	place us at a competitive disadvantage compared to competitors that have less debt.

Vector Group, the issuer of the notes, is a holding company, and its ability to make any required payment on the notes is dependent on the operations of, and the distribution of funds from, its subsidiaries.

Vector Group, the issuer of the notes, is a holding company, and depends on dividends and other distributions from its subsidiaries to generate the funds necessary to meet its obligations, including its required obligations under the notes. Each of our subsidiaries is a legally distinct entity, and while certain of our domestic subsidiaries have guaranteed the notes, such guarantees are subject to risks. See “— Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of notes to return payments received from guarantors.” The ability of our subsidiaries to pay dividends and make distributions to Vector Group are subject to, among other things, (i) the terms of Liggett’s secured revolving credit facility with Wachovia Bank, N.A. (“Wachovia”), certain terms of which, including terms relating to Liggett’s ability to distribute funds to Vector Group, Wachovia has the unilateral discretion to modify, if acting in good faith, (ii) any other debt instruments of our subsidiaries then in effect, and (iii) applicable law. If distributions from our subsidiaries to us were eliminated, delayed, reduced or otherwise impaired, our ability to make payments on the notes would be substantially impaired.

A significant portion of the collateral securing the note guarantees is subject to first-priority liens and your right to receive payments on the notes pursuant to such note guarantees are subordinated to the obligations secured by first priority liens, including the Liggett Credit Agreement, to the extent of the value of the assets securing that indebtedness.

The collateral securing the guarantees of Liggett Group and 100 Maple (which we refer to as the “Liggett Guarantors”) is subject to a first-priority claim to secure the Liggett Guarantors’ indebtedness under the senior secured revolving credit facility with Wachovia (which we refer to as the “Liggett Credit Agreement”), which must be paid in full up to a principal amount of loans of $65.0 million, plus $5.0 million of hedging obligations, $5.0 million of cash management obligations and interest, costs, fees and indemnity obligations (the “Maximum Priority ABL Debt”), before the collateral can be used to fulfill any payment obligations pursuant to their guarantee of the notes. Indebtedness under the Liggett Credit Agreement is secured by a first-priority lien on substantially all of the tangible and intangible assets of the Liggett Guarantors, with certain exceptions, while the note guarantees by the Liggett Guarantors are secured by second priority liens on some but not all of those same assets. The value of those excluded assets could be significant, and the notes effectively rank junior to indebtedness secured by liens on, and to the extent of, those excluded assets. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against such guarantors, those assets that are pledged as collateral securing both the first-priority claims and the guarantee of the notes must first be used to pay the first-priority claims in full up to the Maximum Priority ABL Debt before making any payments on the notes pursuant to the note guarantees. See “Description of Notes — Intercreditor Agreement” for a detailed description of the components of Maximum Priority ABL Debt.

Such guarantors have entered into an intercreditor agreement with Wachovia and the collateral agent on behalf of the note holders that limits the rights of the collateral agent and the note holders to exercise remedies under the indenture. Under the intercreditor agreement, for a period of up to 180 days following notice from the collateral agent for the notes or the note holders to Wachovia of an event of default under the indenture and that demand for repayment of the notes has been made, the trustee and collateral agent under the indenture and the note holders may not exercise certain remedies under the indenture and may not proceed against any collateral securing the notes until the expiration of such standstill period. The lender under the Liggett Credit Agreement is permitted to complete foreclosure and enforce judgments if it commences such actions during the 180-day time period. If the note holders are prohibited from exercising remedies, the value of the collateral to the note holders could be impaired. Because of the restrictions placed on the collateral agent’s enforcement of its security interests by the intercreditor agreement, there may be significant delays in any enforcement of the collateral agent’s security interests, and after Wachovia has enforced its claims, the holders of the notes may be left with undersecured obligations, given the amount of shared collateral.

None of the guarantees are secured by all of the assets of any guarantor that is providing security for its guarantee, and the value of the collateral securing such note guarantees may not be sufficient to pay all amounts owed under the notes if an event of default occurs.

As of the date of their issuance, only the guarantees of the notes of the Liggett Guarantors, Vector Tobacco and VGR Holding LLC are secured and certain of those guarantees are secured only by a second priority lien on certain assets of such guarantors. None of the guarantees are secured by all of the assets of any guarantor providing security for its guarantee, and the collateral securing such guarantees omits significant categories of collateral typically found in “all assets” financings. For more information regarding the collateral for the note guarantees, see “Description of Notes — Security.” No appraisals of any of the collateral for the note guarantees have been prepared in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. Some of the collateral may have no significant independent value apart from the other pledged assets. The value of the assets pledged as collateral for the note guarantees could be impaired in the future as a result of changing economic conditions, competition or other future trends or uncertainties.

Additionally, the lender under the Liggett Credit Agreement has rights and remedies with respect to the collateral that, if exercised, could adversely affect the value of the collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sufficient to pay all or any of our obligations under the notes.

Accordingly, there may not be sufficient collateral to pay any or all of the amounts due on the notes. With respect to any claim for the difference between the amount, if any, realized by the holders of the notes from the sale of the collateral securing the notes and the obligations under the notes, holders of the notes will participate ratably with all our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

To service our indebtedness, including the notes, we will require a significant amount of cash. The ability to generate cash depends on many factors beyond our control.

Our ability to repay or to refinance our obligations with respect to our indebtedness, including the notes, and to fund planned capital expenditures will depend on our future financial and operating performance. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, at or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms or at all.

Despite our substantial level of indebtedness, we may still incur significantly more debt, which could exacerbate any or all of the risks described above.

We may be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes and the Liggett Credit Agreement will limit our ability and the ability of our subsidiaries to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. In addition, the indenture governing the notes and the Liggett Credit Agreement will not prevent us from incurring obligations that do not constitute indebtedness. See the section entitled “Description of Notes.” To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase.

The notes contain restrictive covenants that limit our operating flexibility. Such covenants may be less protective than those typically found in covenant packages for non-investment grade debt securities.

The notes contain covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest, including restrictions on our ability to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	pay dividends or distributions on, or redeem or repurchase, capital stock;

•	create liens with respect to our assets;

•	make investments, loans or advances;

•	prepay subordinated indebtedness;

•	enter into transactions with affiliates; and

•	merge, consolidate, reorganize or sell our assets.

In addition, the Liggett Credit Agreement requires us to meet specified financial ratios. These covenants may restrict our ability to expand or fully pursue our business strategies. Our ability to comply with these and other provisions of the indenture governing the notes and the Liggett Credit Agreement may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events beyond our control. The breach of any of these covenants, including those contain in Liggett’s credit facility and the indenture governing the notes, could result in a default under our indebtedness, which could cause those and other obligations to become due and payable. If any of our indebtedness is accelerated, we may not be able to repay it.

Although the notes contain restrictive covenants, these covenants are less protective than is customary for non-investment grade debt securities and are subject to a number of important exceptions and qualifications. In particular, there are no restrictions on our ability to pay certain dividends or make other restricted payments or enter into transactions with affiliates if our Consolidated EBITDA (as defined under “Description of Notes”) is $50.0 million or more for the four quarters prior to such transaction. See “Description of Notes” for a more detailed description of these covenants and the exceptions to these covenants.

The notes and note guarantees will be structurally subordinated to creditors, including trade creditors, of our subsidiaries that are not guarantors of the notes.

The notes will not be guaranteed by New Valley or its subsidiaries and certain of our existing and future other subsidiaries. As a result, claims of creditors of non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those non-guarantor subsidiaries will have priority with respect to the assets and earnings of those non-guarantor subsidiaries over the claims of our creditors and the creditors of our guarantors, including holders of the notes. There are no covenant restrictions in the indenture on any existing or future non-guarantor subsidiaries and they may incur debt and take other actions that guarantors will be prohibited from taking.

We currently have and are permitted to create unrestricted subsidiaries, which will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Unrestricted subsidiaries, including the New Valley subsidiaries and others existing on the date of the indenture and those we are permitted to create pursuant to the terms of the indenture, will not be subject to the covenants under the indenture, and their assets will not be available as security for the notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes. The indenture contains very limited provisions that would prohibit the creation of unrestricted subsidiaries and only subsidiaries that are obligors under the Liggett credit agreement or that are engaged in our cigarette business are required to become guarantors. Only subsidiaries that are guarantors are subject to the restrictive covenants in the indenture as provided in the indenture.

Holders of notes will not control decisions regarding collateral.

The holders of first priority claims against the collateral will control substantially all matters related to the collateral. The holders of first priority claims may foreclose on or take other actions with respect to such shared collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. To the extent such shared collateral is released from securing first priority claims to satisfy such claims, the liens securing the notes will also automatically be released without any further action by the trustee, collateral agent or the holders of the notes. There is no requirement that the holders of first priority claims foreclose or otherwise take any action with respect to excluded collateral before releasing or otherwise taking action with respect to the collateral shared with the notes. See “Description of Notes — Security.”

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the United States Bankruptcy Code, a secured creditor, such as the collateral agent for the notes, is prohibited from repossessing its collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from a debtor, without court approval. Moreover, bankruptcy law permits the debtor to continue to retain and use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is provided “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the automatic stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent might be permitted to repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that all amounts due on or under the notes exceed the value of the collateral, the holders of the notes would have “undersecured claims” for the difference. Federal bankruptcy laws generally do not permit the payment or accrual of post-petition interest, costs, and attorneys’ fees for “undersecured claims” during a debtor’s bankruptcy case.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect liens on certain collateral acquired in the future.

The liens securing the notes cover certain assets which may be acquired in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the lien thereon or of the priority of the lien securing the notes.

Our ability to purchase the notes with cash at your option and our ability to satisfy our obligations upon a change of control or an event of default may be limited.

Holders of notes may require us to purchase all or a portion of their notes for cash upon the occurrence of specific circumstances involving the events described under “Description of Notes — Repurchase at the Option of Holders — Change of Control” and “Description of Notes — Events of Default and Remedies.” We cannot assure you that, if required, we would have sufficient cash or other financial resources at that time or would be able to arrange sufficient financing necessary to pay the purchase price for all notes tendered by holders thereof. In addition, our ability to repurchase notes in the event of a change of control or an event of default may be prohibited or limited by law, by regulatory authorities, by the other agreements related to our indebtedness and by indebtedness and agreements that we or our subsidiaries may enter into from time to time, which may replace, supplement or amend our existing or future indebtedness. Our failure to repurchase tendered notes would constitute an event of default under the indenture.

In addition, the required repurchase of the notes and the events that constitute a change of control under the indenture may also be events of default under other indebtedness. These events may permit the lenders under the other indebtedness to accelerate the indebtedness outstanding thereunder. If we are required to repurchase the notes, we would probably require third party financing. We cannot be sure that we would be able to obtain third party financing on acceptable terms, or at all. If other indebtedness is not paid, the lenders thereunder may seek to enforce security interests in the collateral consisting of first priority collateral that secures such indebtedness, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer to purchase provisions to the holders of the notes.

Some significant corporate transactions may not constitute a change of control, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a change of control, which includes specified change of control events, we will be required to offer to repurchase all outstanding notes. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.” The change of control provisions, however, will not require us to offer to repurchase the notes in the event of some significant corporate transactions. For example, various transactions, such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us, would not constitute a change of control because they do not involve a change in voting power or beneficial ownership of the type described in the definition of change of control. Accordingly, note holders may not have the right to require us to repurchase their notes in the event of a significant transaction that could increase the amount of our indebtedness, adversely affect our capital structure or any credit ratings or otherwise adversely affect the holders of notes.

In addition, a change of control includes a sale of all or substantially all of our properties and assets. Although there is limited law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under the laws of New York, which govern the indenture and the notes. Accordingly, your ability to require us to repurchase notes as a result of a sale of less than all of our properties and assets may be uncertain.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of notes to return payments received from guarantors.

The notes will be guaranteed by our wholly-owned domestic subsidiaries (other than New Valley and its subsidiaries). Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they become due.

The court might also void such guarantee, without regard to the above factors, if it found that the subsidiary entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.

A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the notes. If a court avoided such guarantee, holders of the notes would no longer have a claim against such subsidiary or the benefit of the assets of such subsidiary constituting collateral that purportedly secured such guarantee. In addition, the court might direct holders of the notes to repay any amounts already received from such subsidiary. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the notes from any other subsidiary or from any other source.

The indenture states that the liability of each subsidiary on its guarantee is limited to the maximum amount that the subsidiary can incur without risk that the guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees from a fraudulent conveyance claim or, if it does, the guarantees may not be in amounts sufficient, if necessary, to pay obligations under the notes when due.

Our notes may not be rated or may receive a lower rating than investors anticipate, which could cause a decline in the trading volume and market price of the notes.

We do not intend to seek a rating on the notes, and we believe it is unlikely the notes will be rated. If, however, one or more rating agencies rates the notes and assigns a rating lower than the rating expected by investors, or reduces any rating in the future, the trading volume and market price of the notes may be adversely affected.

We cannot assure you that an active trading market will develop for the New Notes.

The New Notes are a new issue of securities for which there is currently no trading market. We do not intend to apply for listing of the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance that an active trading market will develop upon completion of the Exchange Offer or, if it develops, that such market will be sustained. In addition, the liquidity of the trading market in the New Notes, if it develops, and the market price quoted for the New Notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in the industries in which we conduct business. If an active market does not develop or is not maintained, the market price of the New Notes may decline and you may not be able to resell the New Notes.

USE OF PROCEEDS

The Exchange Offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the Original Notes. We will not receive any cash proceeds from the issuance of the New Notes in the Exchange Offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive the Original Notes in like principal amount. The Original Notes surrendered and exchanged for the New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year Ended December 31,
	2003	2004		2005		2006		2007
								Actual	Pro
									Forma

Ratio of Earnings to Fixed Charges(1)	—	1.02	x	3.84	x	2.70	x	3.26x	2.71x

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax income (loss) from continuing operations and fixed charges (excluding capitalized interest) and amortization of capitalized interest. Earnings are also adjusted to exclude equity in profit or loss of unconsolidated affiliates. Fixed charges consist of interest expense, capitalized interest (including amounts charged to income and capitalized during the period), a portion of rental expense (deemed by us to be representative of the interest factor of rental payments), amortization of debt issuance costs and amortization of debt discounts. For the year ended December 31, 2003, earnings were insufficient to cover fixed charges as evidenced by a less than one-to-one coverage ratio. Additional earnings of approximately $16.4 million were necessary for the year ended December 31, 2003.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the sale of the Original Notes, we entered into a registration rights agreement with Jefferies & Company, the initial purchaser, under which we agreed to file, and to use all commercially reasonable efforts to cause to be delivered effective, a registration statement under the Securities Act relating to the Exchange Offer.

We are making the Exchange Offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of New Notes, but not a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act, who exchanges Original Notes for New Notes in the Exchange Offer generally may offer the New Notes for resale, sell the New Notes and otherwise transfer the New Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the New Notes only if the holder acquires the New Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the New Notes.

Any holder of the Original Notes using the Exchange Offer to participate in a distribution of New Notes cannot rely on the no-action letters referred to above. Any broker-dealer who holds Original Notes acquired for its own account as a result of market-making activities or other trading activities and who receives New Notes in exchange for such Original Notes pursuant to the Exchange Offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes.

Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that for a period of not less than 180 days after the expiration date for the Exchange Offer, we will make this prospectus available to broker-dealers for use in connection with any such resale. See “Plan of Distribution.”

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of New Notes.

The Exchange Offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the Exchange Offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange

Upon the terms and subject to the conditions of the Exchange Offer, we will accept any and all Original Notes validly tendered prior to 5:00 p.m., New York time, on the expiration date for the Exchange Offer. Promptly after the expiration date (unless extended as described in this prospectus), we will issue an aggregate principal amount of up to $165.0 million of New Notes and guarantees related thereto for a like principal amount of outstanding Original Notes and guarantees related thereto tendered and accepted in connection with the Exchange Offer. The New Notes issued in connection with the Exchange Offer will be delivered on the earliest practicable date following the expiration date. Holders may tender some or all of their Original Notes in connection with the Exchange Offer, but only in an amount equal to $1,000 principal amount or in integral multiples of $1,000 in excess thereof. The terms of the New Notes will be identical in all material respects to the terms of the Original Notes, except that the New Notes will have been registered under the Securities Act and will be issued free from any covenant regarding registration, including the payment of Liquidated Damages upon a failure to file or have declared effective an Exchange Offer registration statement or to complete the Exchange Offer by certain dates. The New Notes will evidence the same debt as the Original Notes and will be issued under the same indenture and entitled to the same benefits under that indenture as the Original Notes being exchanged. As of the date of this prospectus, $165.0 million in aggregate principal amount of the Original Notes is outstanding.

In connection with the issuance of the Original Notes, we arranged for the Original Notes purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of The Depository Trust Company (“DTC”), acting as depositary. Except as described under “Description of Notes — Exchanges of Book-Entry Notes for Certificated Notes,” New Notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Description of Notes — Exchanges of Book-Entry Notes for Certificated Notes.”

Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer. Original Notes which are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but certain registration and other rights under the registration rights agreement will terminate and holders of the Original Notes will generally not be entitled to any registration rights under the registration rights agreement. See “— Consequences of Failures to Properly Tender Original Notes in the Exchange Offer.”

We shall be considered to have accepted validly tendered Original Notes if and when we have given written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us.

If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes, without expense, to the tendering holder promptly after the expiration date for the Exchange Offer.

Holders who tender Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Original Notes in connection with the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date for the Exchange Offer is 5:00 p.m., New York City time, on          , 2008, unless extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the Exchange Offer is extended.

We reserve the right, in our sole discretion:

•	to delay accepting any Original Notes, to extend the Exchange Offer or to terminate the Exchange Offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving written notice of the delay, extension or termination to the exchange agent, or

•	to amend the terms of the Exchange Offer in any manner.

If we amend the Exchange Offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the Exchange Offer for a period of five to ten business days.

If we determine to extend, amend or terminate the Exchange Offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

Interest on the New Notes

The New Notes will bear interest at the rate of 11% per annum from the most recent date to which interest on the Original Notes has been paid. Interest will be payable semi-annually in arrears on February 15 and August 15 of each year.

Conditions to the Exchange Offer

Notwithstanding any other term of the Exchange Offer, we will not be required to accept for exchange, or to exchange any New Notes for, any Original Notes and may terminate the Exchange Offer as provided in this prospectus before the acceptance of the Original Notes, if prior to the expiration date:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the Exchange Offer which, in our reasonable judgment, might materially impair the contemplated benefits of the Exchange Offer to us, or any material adverse development has occurred in any existing action or proceeding relating to us or any of our subsidiaries;

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our reasonable judgment, might materially impair our ability to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to us;

•	any law, statute, rule or regulation is proposed, adopted or enacted which in our reasonable judgment might materially impair our ability to proceed with the Exchange Offer; or

•	any governmental approval has not been obtained, which approval we, in our reasonable discretion, consider necessary for the completion of the Exchange Offer as contemplated by this prospectus.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

•	refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

•	extend the Exchange Offer and retain all Original Notes tendered before the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw those Original Notes (See “— Withdrawal of Tenders” below); or

•	waive unsatisfied conditions relating to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn.

Procedures for Tendering

Unless the tender is being made in book-entry form, to tender in the Exchange Offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of it;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the signed letter of transmittal or the signed facsimile, the Original Notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account. To validly tender Original Notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automated Tender Offer Program. DTC will then verify the acceptance, execute a book-entry transfer of the tendered Original Notes into the applicable account of the exchange agent at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message stating that DTC has received an express acknowledgment from the participant in DTC tendering the Original Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the terms of the letter of transmittal against the participant. A tender of Original Notes through a book-entry transfer into the exchange agent’s account will only be effective if an agent’s message or the letter of transmittal (or facsimile) with any required signature guarantees and any other required documents are transmitted to and received or confirmed by the exchange agent at the address set forth below under the caption “— Exchange Agent”, prior to 5:00 p.m., New York City time, on the expiration date unless the guaranteed delivery procedures described below under the caption “— Guaranteed Delivery Procedures” are complied with. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

The tender by a holder of Original Notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or Original Notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivery of such owner’s Original Notes, either make appropriate arrangements to register ownership of the Original Notes in the owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Original Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

In the event that signatures on a letter or transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal is signed by a person other than the registered holder of any Original Notes, the Original Notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

If the letter of transmittal or any Original Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Original Notes in our sole discretion. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Original Notes either before or after the expiration date. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Original Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Original Notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right, as set forth above under the caption “— Conditions to the Exchange Offer,” to terminate the Exchange Offer.

By tendering, each holder represents to us, among other things, that:

•	it has full power and authority to tender, sell, assign and transfer the Original Notes it is tendering and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;

•	the New Notes acquired in connection with the Exchange Offer are being obtained in the ordinary course of business of the person receiving the New Notes;

•	at the time of commencement of the Exchange Offer it had no arrangement with any person to participate in a distribution of such New Notes;

•	it is not an “affiliate” (as defined in Rule 405 under the Securities Act) of Vector Group; and

•	if the holder is a broker-dealer, that it is not engaged in, and does not intend to engage in, a distribution of the New Notes, and that it will receive New Notes for its own account in exchange for Original Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

A holder who wishes to tender its Original Notes and:

•	whose Original Notes are not immediately available;

•	who cannot deliver the holder’s Original Notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•	who cannot complete the procedures for book-entry transfer before the expiration date;

may effect a tender if:

•	the tender is made through an eligible guarantor institution;

•	before the expiration date, the exchange agent receives from the eligible guarantor institution:

(i)	a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

(ii)	the name and address of the holder, and

(iii)	the certificate number(s) of the Original Notes, if any, and the principal amount of Original Notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, (a) the certificate(s) representing the Original Notes (or a confirmation of book-entry transfer) and (b) a letter of transmittal (or facsimile thereof) with respect to such Original Notes, properly completed and duly executed, with any required signature guarantees, and any other documents required by the letter of transmittal or, in lieu thereof, an agent’s message from DTC, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, (i) the certificate(s) representing all tendered Original Notes (or a confirmation of book-entry transfer) and (ii) a letter of transmittal (or facsimile thereof) with respect to such Original Notes, properly completed and duly executed, with any required signature guarantees, and all other documents required by the letter of transmittal or, in lieu thereof, an agent’s message from DTC.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of Original Notes in connection with the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the Original Notes to be withdrawn;

•	identify the Original Notes to be withdrawn (including the certificate number(s), if any, and principal amount of such Original Notes);

•	be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such Original Notes into the name of the person withdrawing the tender; and

•	specify the name in which any such Original Notes are to be registered, if different from that of the depositor.

If Original Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Original Notes or otherwise comply with DTC’s procedures. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any Original Notes so withdrawn will be considered not to have been validly tendered for purposes of the Exchange Offer, and no New Notes will be issued unless the Original Notes withdrawn are validly re-tendered. Any Original Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Notes may be re-tendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent in connection with the Exchange Offer. Questions and requests for assistance, as well as requests for additional copies of this prospectus or of the letter of transmittal, should be directed to the exchange agent at its offices at 60 Livingston Avenue, EP-MN-WS3C, St. Paul, Minnesota 55107-2292. The exchange agent’s telephone number is (800) 934-6802 and facsimile number is (651) 495-8158.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. We will pay certain other expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the exchange agent and certain accounting and legal fees.

Holders who tender their Original Notes for exchange generally will not be obligated to pay transfer taxes. If, however:

•	New Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes tendered;

•	tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Original Notes in connection with the Exchange Offer;

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offer.

Consequences of Failures to Properly Tender Original Notes in the Exchange Offer

Issuance of the New Notes in exchange for the Original Notes under the Exchange Offer will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and the certificate(s) representing such Original Notes (or confirmation of book-entry transfer), and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. Original Notes that are not tendered or that are tendered but not accepted by us will, following completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the Exchange Offer, certain registration rights under the registration rights agreement will terminate.

In the event the Exchange Offer is completed, we generally will not be required to register the remaining Original Notes, subject to limited exceptions. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

•	the remaining Original Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law; and

•	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with the Exchange Offer, any trading market for remaining Original Notes could be adversely affected. See “Risk Factors — Risks Related to the Notes and the Exchange Offer — If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.”

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, “the Company,” “we,” “us” and “our” refer only to Vector Group Ltd. and not to any of its subsidiaries.

The Company issued the Original Notes under an indenture dated as of August 16, 2007 among itself, the Guarantors and U.S. Bank National Association, as trustee and Collateral Agent, in a private transaction not subject to the registration requirements of the Securities Act. The New Notes will be issued under the indenture and will be identical in all material respects to the Original Notes, except that the New Notes will have been registered under the Securities Act and will be free of any obligation regarding registration, including the payment of Liquidated Damages upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer by certain dates. Unless specifically stated to the contrary, the following description by reference to the term “notes” applies equally to the New Notes and the Original Notes. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The Collateral Documents referred to below under the caption “— Security” define the terms of the documents that secure the notes.

The following description is a summary of the material provisions of the indenture, the Collateral Documents and the Intercreditor Agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the Collateral Documents and the Intercreditor Agreement because they, and not this description, define your rights as holders of the notes. The indenture, the Collateral Documents and the Intercreditor Agreement are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	are general obligations of the Company;

•	are pari passu in right of payment with all of the Company’s existing and future senior Indebtedness;

•	are senior in right of payment to all of the Company’s future subordinated Indebtedness, if any;

•	are not secured by any of the Company’s assets; and

•	are fully and unconditionally guaranteed by the Guarantors and certain of such guarantees will be secured by certain assets of some of the Guarantors as provided below.

The Note Guarantees

The notes are fully and unconditionally guaranteed on a joint and several basis by all of our wholly-owned domestic subsidiaries other than New Valley and its subsidiaries.

Each guarantee of the notes:

•	is a general obligation of the Guarantor;

•	is pari passu in right of payment with all other senior Indebtedness of that Guarantor, including a Liggett Guarantor’s guarantee of Indebtedness under the Liggett Credit Agreement;

•	is senior in right of payment to any future subordinated Indebtedness of that Guarantor.

Each guarantee of the notes by a Liggett Guarantor:

•	is secured on a second priority basis, equally and ratably with all obligations of a Liggett Guarantor under future Parity Lien Debt, by Liens on certain assets of a Liggett Guarantor, subject in priority to Liens securing the First Priority Debt under the Liggett Credit Agreement and Permitted Prior Liens;

•	is effectively junior, to the extent of the value of assets securing a Liggett Guarantor’s First Priority Debt obligations under the Liggett Credit Agreement, which are secured on a first priority basis by the same assets of that Liggett Guarantor that secure the notes and by certain other assets of that Liggett Guarantor that do not secure the notes.

The guarantee of the Notes by Vector Tobacco is secured on a first priority basis, equally and ratably with all of its obligations under future Parity Lien Debt, by Liens on certain of its assets, subject in priority to Permitted Prior Liens.

The guarantee of VGR Holding is secured by a first priority pledge of the Capital Stock of each of Liggett Group LLC and Vector Tobacco.

Pursuant to the indenture, the Company is permitted to incur additional notes under the indenture and the Guarantors are permitted to guarantee such additional notes as Parity Lien Debt subject to the covenants described below under “Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and “Covenants — Liens.”

As a result of the first priority liens securing the obligations of the Liggett Guarantors under the Liggett Credit Agreement, the Note Guarantees by the Liggett Guarantors are effectively subordinated to the Liggett Guarantors’ obligations under the Liggett Credit Agreement to the extent of the value of the collateral securing their first priority lien obligations under the Liggett Credit Agreement as provided in the Intercreditor Agreement.

As of the date of the indenture, all of the Company’s Subsidiaries that are not Guarantors are Unrestricted Subsidiaries, including the New Valley Subsidiaries. Unrestricted Subsidiaries are not subject to the restrictive covenants in the indenture described below.

In the event of a bankruptcy, liquidation or reorganization of any of the Unrestricted Subsidiaries, the Unrestricted Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company. At December 31, 2007, the Company’s investment in non-consolidated real estate businesses of the Unrestricted Subsidiaries (which reflects the real estate business of the New Valley Subsidiaries) was $35.7 million. For the year ended December 31, 2007, the Company recognized equity income from non-consolidated real estate businesses of the Unrestricted Subsidiaries of $16.2 million.

Principal, Maturity and Interest

The Company issued $165.0 million in aggregate principal amount of Original Notes on August 16, 2007. The Company may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on August 15, 2015.

Interest on the New Notes accrues at the rate of 11% per annum from the most recent date to which interest on the Original Notes has been paid. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the New Notes. The Company will make each interest payment to the holders of record on the immediately preceding February 1 and August 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the Company, the Company will pay all principal, interest, premium and Liquidated Damages, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Company has appointed U.S. Bank National Associates, the trustee under the indenture, as paying agent and registrar for the notes. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any note selected for redemption. Also, the Company will not be required to transfer or exchange any note (1) for a period of 15 days before a selection of notes to be redeemed or (2) between a record date and the next succeeding interest payment date.

Note Guarantees

The notes are fully and unconditionally guaranteed by each of the Guarantors. These Note Guarantees are joint and several obligations of the Guarantors. As a result of the first priority liens securing the obligations of the Liggett Guarantors under the Liggett Credit Agreement as provided in the Intercreditor Agreement, the Note Guarantees by the Liggett Guarantors are effectively subordinated to the Liggett Guarantors’ obligations under the Liggett Credit Agreement to the extent of the value of the assets securing the first priority lien obligations under the Liggett Credit Agreement.

The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of notes to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person other than the Company or any Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee, the Collateral Documents and the registration rights agreement pursuant to a supplemental indenture and appropriate Collateral Documents satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Guarantor, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Guarantor, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture; or

(3) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

See “— Repurchase at the Option of Holders — Asset Sales.”

None of the New Valley Subsidiaries guarantee the notes. As a result, the notes are effectively subordinated to all existing and future liabilities of the New Valley Subsidiaries. At December 31, 2007, the Company’s investment in non-consolidated real estate businesses of the Unrestricted Subsidiaries (which reflects the real estate businesses of the Unrestricted Subsidiaries) was $35.7 million. For the year ended December 31, 2007, the Company recognized equity income from non-consolidated real estate businesses of the Unrestricted Subsidiaries of $16.2 million.

Security

The notes are not secured by any assets of the Company.

Only the Liggett Guarantors, Vector Tobacco and VGR Holding provide certain security for their Note Guarantees. The obligations of the Liggett Guarantors under their Note Guarantees and the performance of all other obligations of the Liggett Guarantors under the indenture are secured equally and ratably by second priority Liens on the Collateral of the Liggett Guarantors granted to the Collateral Agent for the benefit of the holders of the Parity Lien Obligations. These Liens are junior in priority to the Liens securing the first priority lien obligations of the Liggett Guarantors under the Liggett Credit Agreement to the extent of the Liens on the assets securing First Priority Debt. The obligations of Vector Tobacco under its Note Guarantee are secured equally and ratably by first priority Liens on the Collateral of Vector Tobacco granted to the Collateral Agent for the benefit of the holders of the Parity Lien Obligations. The obligations of VGR Holding under its Note Guarantee are secured equally and ratably by first priority liens on the Pledged Securities. Security Interests securing the Note Guarantees are subject in priority to Permitted Prior Liens.

The Collateral securing the applicable Note Guarantees does not include the following:

•	real property, other than the Mebane Facility and any real property that has a fair market value in excess of $5.0 million;

•	equipment subject to purchase money or other financing;

•	investment property or securities, including securities of affiliates, other than the Pledged Securities;

•	cash and deposit accounts;

•	foreign intellectual property and all intent-to-use trademark applications;

•	aircraft, aircraft engines and motor vehicles;

•	leasehold interests in real property;

•	chattel paper;

•	instruments; and

•	documents,

as such terms are defined under the UCC, collectively referred to as the “Excluded Assets.”

The Liens on collateral of the Liggett Guarantors securing the obligations of the Liggett Guarantors under the Liggett Credit Agreement include assets that are not included in the Collateral securing the Note Guarantees, including deposit accounts, chattel paper, instruments, documents and investment property. The value of this excluded collateral could be significant, and the notes effectively rank junior to indebtedness secured by liens on, and to the extent of, this collateral. Cash deposited in bank accounts of the Liggett Guarantors is automatically applied to the repayment of outstanding revolving borrowings under the Liggett Credit Agreement.

Intercreditor Agreement

On the date of the indenture, the Liggett Guarantors entered into the Intercreditor Agreement with the lender under the Liggett Credit Agreement, the Collateral Agent and the trustee. The Intercreditor Agreement sets forth the terms of the relationship between the holders of First Priority Liens and the holders of Parity Liens.

Certain terms used under this caption “— Intercreditor Agreement” have the meanings set forth below under “— Certain Definitions used in the Intercreditor Agreement.” Capitalized terms used under this caption but not defined below have the meanings set forth in the Intercreditor Agreement.

First Priority Liens; Note Guarantees Effectively Subordinated to First Priority Liens

The obligations under the Liggett Credit Agreement are secured by a Lien on the ABL Collateral. Under the Intercreditor Agreement, this Lien, to the extent it secures Maximum Priority ABL Debt, is senior in right, priority, operation, effect and in all other respects to any Lien thereon that secures the Note Guarantees of the Liggett Guarantors. Such Lien is referred to herein as the First Priority Lien. Obligations under the indenture that are secured by a Lien on the ABL Collateral, and that are evidenced by certain of the Note Guarantees, are effectively subordinated to obligations secured by the First Priority Lien to the extent of the value of the ABL Collateral.

Relative Priorities

The Intercreditor Agreement provides that notwithstanding the date, manner or order of grant, attachment or perfection of any Liens granted to the ABL Lender or the ABL Secured Parties or the Collateral Agent or the Noteholder Secured Parties and notwithstanding any provision of the UCC, or any applicable law or any provisions of the ABL Documents or the Noteholder Documents or any other circumstance whatsoever:

The Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, agreed that: (1) any Lien on the ABL Collateral securing the First Priority Debt now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefor shall be senior in right, priority, operation, effect and in all other respects to any Lien on the ABL Collateral securing the Noteholder Debt now or hereafter held by or for the benefit or on behalf of any Noteholder Secured Party or any agent or trustee therefor; and (2) any Lien on the ABL Collateral securing any of the Noteholder Debt now or hereafter held by or for the benefit or on behalf of any Noteholder Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the ABL Collateral securing any First Priority Debt.

The ABL Lender, for itself and on behalf of the other ABL Secured Parties, agreed that: (1) any Lien on the ABL Collateral securing the Noteholder Debt now or hereafter held by or for the benefit or on behalf of any Noteholder Secured Party or any agent or trustee therefor shall be senior in right, priority, operation, effect and in all other respects to any Lien on the ABL Collateral securing the principal amount of Excess ABL Debt now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefor; and (2) any Lien on the ABL Collateral securing any Excess ABL Debt now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the ABL Collateral securing any Noteholder Debt.

Prohibition on Contesting Liens

The Intercreditor Agreement also provides that each of the ABL Lender, for itself and on behalf of the other ABL Secured Parties, and the Collateral Agent, for itself and on behalf of the noteholders, agreed that they will not, and will waive any right to, contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, perfection, validity or enforceability of a Lien held by or for the benefit or on behalf of any ABL Secured Party in any ABL Collateral or by or on behalf of any Noteholder Secured Party in any ABL Collateral; provided that nothing in the Intercreditor Agreement will be construed to prevent or impair the rights of any ABL Secured Party or Noteholder Secured Party to enforce the Intercreditor Agreement, including, without limitation the priority of Liens described above under “— Relative Priorities.”

Additional Collateral

None of the ABL Loan Parties may grant any additional Liens on any assets to secure the Noteholder Debt unless it has granted, or substantially concurrently therewith shall grant, a lien on such asset to secure the ABL Debt or grant any additional Liens on any assets to secure the ABL Debt unless it has granted, or substantially concurrently therewith shall grant, a Lien on such asset to secure the Noteholder Debt, all of which Liens shall be subject to the terms of the Intercreditor Agreement. Further, the parties hereto agree that, after the Discharge of Priority Debt and so long as the Discharge of Priority Noteholder Debt has not occurred, none of the ABL Loan Parties shall grant any additional Liens on any asset to secure any Excess ABL Debt unless it has granted, or substantially concurrently therewith shall grant, a Lien on such asset to secure the Noteholder Debt.

Exercise of Rights and Remedies; Standstill

In addition, the Intercreditor Agreement provides that, until the Discharge of Priority Debt, the Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, agrees that it (i) will not enforce rights or exercise remedies (including any right of setoff) with respect to the ABL Collateral (including the enforcement of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement to which the Collateral Agent or any other Noteholder Secured Party is a party), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding); provided, however, that (A) the Collateral Agent and the Noteholder Secured Parties may take Permitted Actions, and (B) the Collateral Agent may exercise any or all of such rights or remedies after a period of 180 days has elapsed since the date on which any ABL Secured Party has commenced a Lien Enforcement Action and prior to or at the time of such exercise, the Collateral Agent shall have (1) declared the existence of an Event of Default, (2) demanded the repayment of all the principal amount of the Noteholder Debt and (3) notified the ABL Lender of such declaration of an Event of Default and demand (the “Standstill Period”); provided, further, that, notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall the Collateral Agent or any other Noteholder Secured Party enforce or exercise any rights or remedies with respect to any ABL Collateral, or commence or petition for any such action or proceeding (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding), at any time during which the ABL Lender or any other ABL Secured Party shall have commenced and shall be pursuing diligently a Lien Enforcement Action.

Release of Liens

The Intercreditor Agreement also provides that:

(a) prior to Discharge of Priority Debt, if (i) in connection with any disposition of any ABL Collateral (A) permitted under the terms of the ABL Documents (whether or not an event of default or equivalent event thereunder, and as defined therein, has occurred and is continuing) or (B) consented to or approved by ABL Lender, but in the case of (A) or (B) only if permitted under the terms of the Noteholder Documents or (ii) in connection with the exercise of the ABL Lender’s remedies in respect of the ABL Collateral (provided that after giving effect to the release and application of proceeds, ABL Debt (other than Excess ABL Debt) secured by the first priority Liens on the remaining ABL Collateral remains outstanding), the ABL Lender, for itself or on behalf of any of the other ABL Secured Parties, releases any of its Liens on any part of the ABL Collateral, then effective upon the consummation of such sale, lease, license, exchange, transfer or other disposition:

(1) the Liens, if any, of the Collateral Agent, for itself or for the benefit of the Noteholder Secured Parties, on such ABL Collateral shall be automatically, unconditionally and simultaneously released to the same extent as the release of ABL Lender’s Liens,

(2) the Collateral Agent, for itself or on behalf of the Noteholder Secured Parties, shall promptly upon the request of ABL Lender execute and deliver such release documents and confirmations of the authorization to file UCC amendments and terminations provided for herein, in each case as ABL Lender may require in connection with such sale or other disposition by ABL Lender, ABL Lender’s agents or any Liggett Guarantor with the consent of ABL Lender to evidence and effectuate such termination and release; provided, that, any such release or UCC amendment or termination by Collateral Agent shall not extend to or otherwise affect any of the rights, if any, of Collateral Agent and Noteholder Secured Parties to the proceeds from any such sale or other disposition of ABL Collateral, and

(3) the Collateral Agent, for itself or on behalf of the other Noteholder Secured Parties, shall be deemed to have authorized ABL Lender to file UCC amendments and terminations covering the ABL Collateral so sold or otherwise disposed of as to UCC financing statements between any Liggett Guarantor and Collateral Agent or any other Noteholder Secured Party to evidence such release and termination.

(b) after Discharge of Priority Debt but prior to Discharge of Priority Noteholder Debt, if (i) in connection with any sale, lease, license, exchange, transfer or other disposition of any ABL Collateral (A) permitted under the terms of the Noteholder Documents (whether or not an event of default or equivalent event thereunder, and as defined therein, has occurred and is continuing) or (B) consented to or approved by Noteholder Secured Parties, but in the case of (A) and (B), only if permitted under the terms of the ABL Documents, or (ii) in connection with the exercise of the Collateral Agent’s or any Noteholder Secured Party’s remedies in respect of the ABL Collateral (provided that after giving effect to the release and application of proceeds, Noteholder Debt secured by the Liens on the remaining ABL Collateral remain outstanding), the Collateral Agent, for itself or on behalf of any of the other Noteholder Secured Parties, releases any of its Liens on any part of the ABL Collateral, then effective upon the consummation of such sale, lease, license, exchange, transfer or other disposition:

(1) the Liens, if any, of the ABL Lender, for itself or for the benefit of the ABL Secured Parties, on such ABL Collateral shall be automatically, unconditionally and simultaneously released to the same extent as the release of the Collateral Agent’s Liens,

(2) the ABL Lender, for itself or on behalf of the ABL Secured Parties, shall promptly upon the request of the Collateral Agent execute and deliver such release documents and confirmations of the authorization to file UCC amendments and terminations provided for herein, in each case as the Collateral Agent may require in connection with such sale or other disposition by the Collateral Agent or any Noteholder Secured Party, or any of their agents or any Liggett Guarantor with the consent of Noteholder Secured Parties to evidence and effectuate such termination and release; provided, that, any such release or UCC amendment or termination by ABL Lender shall not extend to or otherwise affect any of the rights, if any, of ABL Lender and ABL Secured Parties to the proceeds from any such sale or other disposition of ABL Collateral, and

(3) the ABL Lender, for itself or on behalf of the other ABL Secured Parties, shall be deemed to have authorized the Collateral Agent to file UCC amendments and terminations covering the ABL Collateral so sold or otherwise disposed of as to UCC financing statements between any Liggett Guarantor and ABL Lender or any other ABL Secured Party to evidence such release and termination.

(c) the Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, irrevocably constituted and appointed the ABL Lender and any officer or agent of the ABL Lender, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Collateral Agent or such holder, from time to time in the ABL Lender’s discretion for the purpose of releasing Liens in accordance with provision (a) of “— Release of Liens” above, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of provision (a) of “— Release of Liens” above, including any termination statements, endorsements or other instruments of transfer or release. The ABL Lender, for itself and on behalf of the other ABL Secured Parties, irrevocably constituted and appointed the Collateral Agent and any officer or agent of any holder of notes, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the ABL Lender or any ABL Secured Party, from time to time in the Collateral Agent’s discretion, for the purpose of carrying out the terms of provision (b) of “— Release of Liens” above, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of provision (b) of “— Release of Liens” above, including any termination statements, endorsements or other instruments of transfer or release.

Application of Proceeds

The Intercreditor Agreement also provided that so long as the Discharge of ABL Debt has not occurred, the ABL Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such ABL Collateral upon the exercise of remedies, shall be applied in the following order of priority:

first, to the First Priority Debt (including for cash collateral as required under the ABL Documents), and in such order as specified in the relevant ABL Documents until the Discharge of Priority Debt has occurred;

second, to the Noteholder Debt in such order as specified in the relevant Noteholder Documents until the Discharge of Priority Noteholder Debt has occurred; and third, to the Excess ABL Debt until the Discharge of ABL Debt has occurred.

Turnover

The Intercreditor Agreement also provided that so long as the Discharge of Priority Debt has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Liggett Guarantor, the Collateral Agent agrees, for itself and on behalf of the other Noteholder Secured Parties, that any ABL Collateral or proceeds from the enforcement of remedies with respect to the ABL Collateral (including any right of set-off) with respect to the ABL Collateral, and including in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) with respect to ABL Collateral, shall be segregated and held in trust and promptly transferred or paid over to the ABL Lender for the benefit of the ABL Secured Parties in the same form as received, with any necessary endorsements or assignments or as a court of competent jurisdiction may otherwise direct. After the Discharge of Priority Debt has occurred but before the Discharge of Priority Noteholder Debt has occurred, whether or not any Insolvency or liquidation proceeding has been commenced by or against any Liggett Guarantor, the ABL Lender has agreed, for itself and on behalf of the other ABL Secured Parties, that any ABL Collateral or proceeds from the enforcement of remedies with respect to the ABL Collateral or payment with respect thereto received by the ABL Lender or any other ABL Secured Party (including any right of set-off) with respect to the ABL Collateral, and including in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) with respect to ABL Collateral, shall be segregated and held in trust and promptly transferred or paid over to the Collateral Agent for the benefit of the Noteholder Secured Parties in the same form as received, with any necessary endorsements or assignments or as a court of competent jurisdiction may otherwise direct. The ABL Lender or the Collateral Agent, as applicable, is authorized to make any such endorsements or assignments as agent for the other. This authorization is coupled with an interest and is irrevocable.

Insolvency or Liquidation proceedings

The Intercreditor Agreement is applicable both before and after the institution of any Insolvency or Liquidation Proceeding involving any Liggett Guarantor, including, without limitation, the filing of any petition by or against any Liggett Guarantor under the Bankruptcy Code or under any other Bankruptcy Law and all converted or subsequent cases in respect thereof, and all references in “— Insolvency or Liquidation Proceedings” to any Liggett Guarantor shall be deemed to apply to the trustee for any such Liggett Guarantor or such Liggett Guarantor as debtor-in-possession. The relative rights of the ABL Secured Parties and the Noteholder Secured Parties in or to any distributions from or in respect of any ABL Collateral or proceeds of ABL Collateral shall continue after the institution of any Insolvency or Liquidation Proceeding involving any Liggett Guarantor, including, without limitation, the filing of any petition by or against any Liggett Guarantor under the Bankruptcy Code or under any other Bankruptcy Law and all converted cases and subsequent cases, on the same basis as prior to the date of such institution, subject to (i) any court order approving the financing of, or use of cash collateral by, any Liggett Guarantor as debtor-in-possession, or (ii) any other court order affecting the rights and interests of the parties hereto, in either case so long as such court order is not in conflict with the Intercreditor Agreement. The Intercreditor Agreement constitutes a “Subordination Agreement” for the purposes of Section 510(a) of the Bankruptcy Code and will be enforceable in any Insolvency or Liquidation Proceeding in accordance with its terms.

Bankruptcy Financing

The Intercreditor Agreement also provides that if any Liggett Guarantor becomes subject to any Insolvency or Liquidation Proceeding, until the Discharge of Priority Debt has occurred, the Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, agrees that:

(i) each Noteholder Secured Party will raise no objection to, nor support any other Person objecting to, and will be deemed to have consented to, the use of any ABL Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law or any post-petition financing, provided by any ABL Secured Party or any Qualified Financier under Section 364 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law (a “DIP Financing”), will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing except as set forth below and will subordinate (and will be deemed hereunder to have subordinated) the Liens granted to Noteholder Secured Parties to such DIP Financing on the same terms as such Liens are subordinated to the Liens granted to ABL Lender hereunder (and such subordination will not alter in any manner the terms of the Intercreditor Agreement), to any adequate protection provided to the ABL Secured Parties and to any “carve out” agreed to by the ABL Lender; provided that:

(a) the ABL Lender does not oppose or object to such use of cash collateral or DIP Financing,

(b) the aggregate principal amount of such DIP Financing, together with the ABL Debt as of such date, does not exceed the principal component of Maximum Priority ABL Debt, and the DIP Financing is treated as ABL Debt hereunder,

(c) the Liens granted to the ABL Secured Parties or Qualified Financier in connection with such DIP Financing are subject to the Intercreditor Agreement and considered to be Liens of ABL Lender for purposes hereof,

(d) the Collateral Agent retains a Lien on the ABL Collateral (including proceeds thereof) with the same priority as existed prior to such Insolvency or liquidation proceeding (except to the extent of any “carve out” agreed to by the ABL Lender),

(e) the Collateral Agent receives replacement Liens on all assets, including post-petition assets, of any Liggett Guarantor in which any of the ABL Lender obtains a replacement Lien, or which secure the DIP Financing, with the same priority relative to the Liens of ABL Lender as existed prior to such Insolvency or liquidation proceeding, and

(f) the Noteholder Secured Parties may oppose or object to such use of cash collateral or DIP Financing on the same bases as an unsecured creditor, so long as such opposition or objection is not based on the Noteholder Secured Parties’ status as secured creditors.

(ii) no Noteholder Secured Party shall, directly or indirectly, provide, or seek to provide, DIP Financing secured by Liens equal or senior in priority to the Liens on the ABL Collateral of ABL Lender, without the prior written consent of ABL Lender.

Relief from the Automatic Stay.  The Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, agreed that, so long as the Discharge of Priority Debt has not occurred, no Noteholder Secured Party shall, without the prior written consent of the ABL Lender, seek or request relief from or modification of the automatic stay or any other stay in any Insolvency or liquidation proceeding in respect of any part of the ABL Collateral, any proceeds thereof or any Lien securing any of the Noteholder Debt. Notwithstanding anything to the contrary set forth in the Intercreditor Agreement, no Liggett Guarantor will waive or shall be deemed to have waived any rights under Section 362 of the Bankruptcy Code.

Adequate Protection.  The Collateral Agent, on behalf of itself and the other Noteholder Secured Parties, agreed that none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by the ABL Lender or any of the other ABL Secured Parties for adequate protection of the First Priority Debt or any adequate protection provided to the ABL Lender or other ABL Secured Parties with respect to the First Priority Debt or (ii) any objection by the ABL Lender or any of the other ABL Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection for the First Priority Debt or (iii) the payment of interest, fees, expenses or other amounts to the ABL Lender or any other ABL Secured Party with respect to the First Priority Debt under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise.

The Collateral Agent, on behalf of itself and the other Noteholder Secured Parties, agreed that none of them shall seek or accept adequate protection with respect to the Noteholder Debt secured by Liens on the ABL Collateral without the prior written consent of the ABL Lender; except, that, the Collateral Agent, for itself or on behalf of the other Noteholder Secured Parties, or the Noteholder Secured Parties shall be permitted (i) to obtain adequate protection in the form of the benefit of additional or replacement Liens on the ABL Collateral (including proceeds thereof arising after the commencement of any Insolvency or Liquidation Proceeding), or additional or replacement ABL Collateral to secure the Noteholder Debt, in connection with any DIP Financing or use of cash collateral as provided for in “— Bankruptcy Financing” above, or in connection with any such adequate protection obtained by ABL Lender and the other ABL Secured Parties, as long as in each case, the ABL Lender is also granted such additional or replacement Liens or additional or replacement ABL Collateral and such Liens of Collateral Agent or any other Noteholder Secured Party are subordinated to the Liens securing the ABL Debt to the same extent as the Liens of Collateral Agent and the other Noteholder Secured Parties on the ABL Collateral are subordinated to the Liens of ABL Lender and the other ABL Secured Parties hereunder and (ii) to obtain adequate protection in the form of reports, notices, inspection rights and similar forms of adequate protection to the extent granted to the ABL Lender.

Reorganization Securities.  If, in any Insolvency or Liquidation Proceeding, debt obligations of any reorganized Liggett Guarantor secured by Liens upon any property of such reorganized Liggett Guarantor are distributed, pursuant to a plan of reorganization, on account of both the ABL Debt and the Noteholder Debt, then, to the extent the debt obligations distributed on account of the ABL Debt and on account of the Noteholder Debt are secured by Liens upon the same assets or property, the provisions of the Intercreditor Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Separate Classes.  The ABL Lender, the ABL Loan Parties and the Collateral Agent irrevocably acknowledged and agreed that (i) the claims and interests of the ABL Secured Parties and the Noteholder Secured Parties will not be “substantially similar” within the meaning of Section 1122 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, (ii) the grants of the Liens to secure the ABL Debt and the grants of the Liens to secure the Noteholder Debt will constitute two separate and distinct grants of Liens, (iii) the ABL Secured Parties’ rights in the ABL Collateral will be fundamentally different from the Noteholder Secured Parties’ rights in the ABL Collateral and (iv) as a result of the foregoing, among other things, the ABL Debt and the Noteholder Debt shall be separately classified in any plan of reorganization proposed or adopted in any Insolvency or Liquidation Proceeding.

Asset Dispositions.  Until the Discharge of Priority Debt has occurred, the Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, agreed that, in the event of any Insolvency or Liquidation Proceeding, the Noteholder Secured Parties will not object or oppose (or support any Person in objecting or opposing) a motion to any sale, lease, license, exchange, transfer or other disposition of any ABL Collateral free and clear of the Liens of Collateral Agent and the other Noteholder Secured Parties or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any Bankruptcy Law and shall be deemed to have consented to any such any sale, lease, license, exchange, transfer or other disposition of any ABL Collateral under Section 363(f) of the Bankruptcy Code that has been consented to by the ABL Lender; provided that the proceeds of such sale, lease, license, exchange, transfer or other disposition of any ABL Collateral to be applied to the ABL Debt or the Noteholder Debt are applied in accordance with “— Application of Proceeds.” Nothing herein shall prevent the Collateral Agent or the Noteholder Secured Parties from taking Permitted Actions or action permitted under the Intercreditor Agreement to unsecured creditors.

Preference Issues.  If, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to the First Priority Debt previously made shall be rescinded for any reason whatsoever, then the First Priority Debt shall be reinstated to the extent of the amount so rescinded and, if theretofore terminated, the Intercreditor Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the ABL Secured Parties and the Noteholder Secured Parties provided for herein.

If, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to the Noteholder Debt previously made shall be rescinded for any reason whatsoever and the Discharge of Priority Debt shall, subject to (for the avoidance of doubt) the immediately preceding clause (a), have occurred, then the Noteholder Debt shall be reinstated to the extent of the amount so rescinded and, if theretofore terminated, the Intercreditor Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the Noteholder Secured Parties and any Person that holds ABL Excess Debt provided for herein solely with respect to any ABL Excess Claims and for the avoidance of doubt, not with respect to any First Priority Debt.

Certain Waivers as to Section 1111(b)(2) of the Bankruptcy Code.  The Collateral Agent, for itself and on behalf of the other Noteholder Secured Parties, waived any claim any Noteholder Secured Party may hereafter have against any ABL Secured Party arising out of the election by any ABL Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law. The ABL Lender, for itself and on behalf of the other ABL Secured Parties, will waive any claim any ABL Secured Party may hereafter have against any Noteholder Secured Party arising out of the election by any Noteholder Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law.

Postponement of Subrogation.  The Collateral Agent agreed that no payment or distribution to any ABL Secured Party pursuant to the provisions of the Intercreditor Agreement shall entitle any Noteholder Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Priority Debt shall have occurred. Following the Discharge of Priority Debt, the Intercreditor Agreement provides that each the ABL Lender agreed to execute such documents, agreements, and instruments as the Collateral Agent or any Noteholder Secured Party may reasonably request to evidence the transfer by subrogation to any the Collateral Agent, for the benefit of the Noteholder Secured Parties, of an interest in the First Priority Debt resulting from payments or distributions to such ABL Secured Party by such Person, so long as all reasonable costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such ABL Secured Party are paid by such Person upon request for payment thereof. Noteholder Secured Parties waived any and all rights to have any ABL Collateral or any part thereof granted to or held by ABL Lender marshaled upon any foreclosure or other disposition of such ABL Collateral by ABL Lender or any Liggett Guarantor with the consent of ABL Lender and ABL Secured Parties waived any and all rights to have any ABL Collateral or any part thereof granted to or held by Collateral Agent or any other Noteholder Secured Party marshaled upon any foreclosure or other disposition of such ABL Collateral by Collateral Agent or any Noteholder Secured Party or any Liggett Guarantor with the consent of Noteholder Secured Parties, in each case subject to the other terms of the Intercreditor Agreement.

Purchase Option

Exercise of Option.  The Intercreditor Agreement also provides that on or after the occurrence and during the continuance of an ABL Event of Default and either the acceleration of all of the ABL Debt or the receipt by Collateral Agent of written notice from ABL Lender of its intention to commence a Lien Enforcement Action as provided in “— Purchase Option — Notice from ABL Lender Prior to Lien Enforcement Action” below, the Noteholder Secured Parties shall have the option at any time within ninety (90) days of such acceleration or written notice, upon five (5) business days’ prior written notice by Collateral Agent to ABL Lender, to purchase all (but not less than all) of the ABL Debt from the ABL Secured Parties. Such notice from Collateral Agent to ABL Lender shall be irrevocable.

Purchase and Sale.  On the date specified by Collateral Agent in the notice referred to in “— Purchase Option — Exercise of Option” above (which shall not be less than five (5) business days, nor more than twenty (20) days, after the receipt by ABL Lender of the notice from Collateral Agent of its election to exercise such option), ABL Secured Parties shall, subject to any required approval of any court or other regulatory or governmental authority then in effect (the time to obtain any such approval shall extend the proposed date of sale and purchase), if any, sell to Noteholder Secured Parties, and Noteholder Secured Parties shall purchase from ABL Secured Parties, all of the ABL Debt. Notwithstanding anything to the contrary contained herein, in connection with any such purchase and sale, ABL Secured Parties shall retain all rights under the ABL Documents to be indemnified or held harmless by the ABL Loan Parties in accordance with the terms thereof.

Payment of Purchase Price.  Upon the date of such purchase and sale, Noteholder Secured Parties shall (i) pay to ABL Lender for the account of the ABL Secured Parties as the purchase price therefor the full amount of all of the ABL Debt then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses), (ii) furnish cash collateral to ABL Lender in such amounts as ABL Lender determines is reasonably necessary to secure ABL Secured Parties in connection with any issued and outstanding letters of credit issued under the ABL Documents (but not in any event in an amount greater than one hundred five (105%) percent of the aggregate undrawn face amount of such letters of credit) (ABL Lender agreed to refund this cash collateral to the Noteholder Secured Parties to the extent any letter of credit expires or is terminated or any amount is reimbursed from other sources), and (iii) agree to reimburse ABL Secured Parties for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to the ABL Debt, and/or as to which ABL Secured Parties have not yet received final payment.

Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of ABL Lender as ABL Lender may designate in writing to Collateral Agent for such purpose. Interest shall be calculated to but excluding the business day on which such purchase and sale shall occur if the amounts so paid by Noteholder Secured Parties to the bank account designated by ABL Lender are received in such bank account prior to 12:00 noon, New York City time and interest shall be calculated to and including such business day if the amounts so paid by Noteholder Secured Parties to the bank account designated by ABL Lender are received in such bank account later than 12:00 noon, New York City time.

Representations Upon Purchase and Sale.  Such purchase shall be expressly made without representation or warranty of any kind by ABL Secured Parties as to the ABL Debt, the ABL Collateral or otherwise and without recourse to ABL Secured Parties, except that each ABL Secured Party shall represent and warrant, severally, as to it: (i) the amount of the ABL Debt being purchased from it are as reflected in the books and records of such ABL Secured Party (but without representation or warranty as to the collectibility, validity or enforceability thereof), (ii) that such ABL Secured Party owns the ABL Debt being sold by it free and clear of any liens or encumbrances and (iii) such ABL Secured Party has the right to assign the ABL Debt being sold by it and the assignment is duly authorized. Upon the purchase by Noteholder Secured Parties of the ABL Debt, Noteholder Secured Parties agree to indemnify and hold ABL Secured Parties harmless from and against all loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) suffered or incurred by ABL Secured Parties arising from or in any way relating to acts or omissions of Collateral Agent or any of the other Noteholder Secured Parties after the purchase. Subject to the foregoing, ABL Secured Parties shall execute and deliver such instruments of transfer and other documents as shall be necessary or desirable to fully vest title to the ABL Debt in the Noteholder Secured Parties (or their designee) and to effectively transfer all Liens securing the ABL Debt to the Noteholder Secured Parties (or their designee).

Notice from ABL Lender Prior to Lien Enforcement Action.  ABL Lender agreed that it will give Collateral Agent ten (10) business days prior written notice of its intention to commence a Lien Enforcement Action. In the event that during such ten (10) business day period, Collateral Agent shall send to ABL Lender the irrevocable notice of the intention of the Noteholder Secured Parties to exercise the purchase option given by ABL Secured Parties to Noteholder Secured Parties under “— Purchase Option,” ABL Secured Parties shall not commence any foreclosure or other action to sell or otherwise realize upon the ABL Collateral, provided, that, the purchase and sale with respect to the ABL Debt provided for herein shall have closed within thirty (30) business days thereafter and ABL Secured Parties shall have received final payment in full of the ABL Debt as provided for herein within such thirty (30) business day period.

Certain Definitions used in the Intercreditor Agreement

“ABL Documents” shall mean, collectively, the Liggett Credit Agreement and all agreements, documents and instruments at any time executed and/or delivered by any Liggett Guarantor to, with or in favor of any ABL Secured Party in connection therewith, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the ABL Debt) in accordance with the terms of the Intercreditor Agreement.

“ABL Debt” shall mean all “Obligations” as such term is defined in the Liggett Credit Agreement, including, without limitation, obligations, liabilities and indebtedness of every kind, nature and description owing by any Liggett Guarantor to any ABL Secured Party, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the ABL Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the ABL Documents or after the commencement of any case with respect to any Liggett Guarantor under the Bankruptcy Code or any other Insolvency or Liquidation Proceeding (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

“ABL Event of Default” shall mean any “Event of Default” as defined in the Liggett Credit Agreement.

“ABL Lender” shall mean, collectively, Wachovia Bank, National Association and any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the ABL Debt or is otherwise party to the ABL Documents as a lender in accordance with the terms of the Intercreditor Agreement.

“ABL Loan Parties” shall mean, collectively, (i) Liggett Group LLC, (ii) 100 Maple LLC and (iii) their respective successors and permitted assigns.

“ABL Secured Parties” shall mean, collectively, (i) the ABL Lender, (ii) the issuing bank or banks of letters of credit or similar instruments under the Liggett Credit Agreement, (iii) each other person to whom any of the ABL Debt (including ABL Debt constituting Bank Product Obligations) is owed and (iv) the successors, replacements and assigns of each of the foregoing; sometimes being referred to herein individually as a “ABL Secured Party”.

“Bank Product Obligations” shall mean Cash Management Obligations and Hedging Obligations.

“Cash Management Obligations” shall mean, with respect to any Liggett Guarantor, the obligations of such Liggett Guarantor in connection with (i) credit cards or (ii) cash management or related services, including (1) the automated clearinghouse transfer of funds or overdrafts or (2) controlled disbursement services.

“DIP Financing” shall have the meaning set forth in “— Bankruptcy Financing.”

“Discharge of ABL Debt” shall mean (i) the termination or expiration of the commitments of ABL Lender and the financing arrangements provided by ABL Lender to the ABL Loan Parties under the ABL Documents, (ii) except to the extent otherwise provided in “— Application of Proceeds” and “— Turnover,” the payment in full in cash of the ABL Debt (other than (1) the ABL Debt described in clause (c) of this definition, (2) contingent indemnification obligations as to which no claim has been made and (3) obligations under agreements with ABL Secured Parties which continue notwithstanding the termination of the commitments and repayment of the ABL Debt described herein), and (ii) payment in full in cash of cash collateral, or at ABL Lender’s option, the delivery to ABL Lender of a letter of credit payable to ABL Lender, in either case as required under the terms of the Liggett Credit Agreement, in respect of letters of credit issued under the ABL Documents and Bank Product Obligations.

“Discharge of Priority Noteholder Debt” shall mean, except to the extent otherwise provided in “— Application of Proceeds” and “— Turnover,” the final payment in full in cash of the Noteholder Debt.

“Discharge of Priority Debt” shall mean, except to the extent otherwise provided in “— Application of Proceeds” and “— Turnover,” the final payment in full in cash of the First Priority Debt (other than as described in the definition of Discharge of ABL Debt).

“Excess ABL Debt” means ABL Debt which does not constitute First Priority Debt.

“First Priority Debt” means ABL Debt to the extent it constitutes Maximum Priority ABL Debt.

“Insolvency or Liquidation Proceeding” shall mean (i) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Liggett Guarantor, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Liggett Guarantor or with respect to any of their respective assets, (iii) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any or all of its assets or properties, (iv) any liquidation, dissolution, reorganization or winding up of any Liggett Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (v) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Liggett Guarantor.

“Lien Enforcement Action” shall mean (i) any action by any ABL Secured Party or Noteholder Secured Party to foreclose on the Lien of such Person in all or a material portion of the ABL Collateral or exercise any right of repossession, levy, attachment, setoff or liquidation against all or a material portion of the ABL Collateral, (ii) any action by any ABL Secured Party or Noteholder Secured Party to take possession of, sell or otherwise realize (judicially or non judicially) upon all or a material portion of the ABL Collateral (including, without limitation, by setoff), (iii) any action by any ABL Secured Party or Noteholder Secured Party to facilitate the possession of, sale of or realization upon all or a material portion of the ABL Collateral including the solicitation of bids from third parties to conduct the liquidation of all or any material portion of the ABL Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, auctioneers or other third parties for the purpose of valuing, marketing, promoting or selling all or any material portion of the ABL Collateral, (iv) the commencement by any ABL Secured Party or Noteholder Secured Party of any legal proceedings against or with respect to all or a material portion of the ABL Collateral to facilitate the actions described in (a) through (c) above, or (v) any action to seek or request relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of all or a material portion of the ABL Collateral, or any proceeds thereof. For the purposes hereof, (1) the notification of account debtors to make payments to ABL Lender shall constitute a Lien Enforcement Action if and only if such action is coupled with an action to take possession of all or a material portion of the ABL Collateral or the commencement of any legal proceedings or actions against or with respect to the ABL Loan Parties of all or a material portion of the ABL Collateral, and (2) a material portion of the ABL Collateral shall mean ABL Collateral having a value in excess of $10,000,000.

“Maximum Priority ABL Debt” shall mean, as of any date of determination, (i) principal of the ABL Debt (including undrawn amounts under any letters of credit issued under the ABL Documents) up to $65,000,000 in the aggregate at any one time outstanding, plus (ii) any interest on such amount (and including, without limitation, any interest which would accrue and become due but for the commencement of Insolvency or Liquidation Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), plus (iii) the Maximum Priority Cash Management Obligations, plus (iv) the Maximum Priority Hedging Obligations, plus (v) any fees, costs, expenses and indemnities payable under any of the ABL Documents (and including, without limitation, any fees, costs, expenses and indemnities which would accrue and become due but for the commencement of Insolvency or Liquidation Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding) minus (vi) the amount of all permanent reductions in the commitments under the ABL Documents and minus (vii) the amount of all permanent repayments of ABL Debt to the extent such repayments result in a reduction of the commitments under the ABL Documents.

“Maximum Priority Cash Management Obligations” shall mean, as of any date of determination, the amount of the ABL Debt constituting Cash Management Obligations outstanding on such date, up to $5,000,000 in the aggregate at any one time outstanding.

“Maximum Priority Hedging Obligations” shall mean, as of any date of determination, the amount of the ABL Debt constituting Hedging Obligations outstanding on such date, up to $5,000,000 in the aggregate at any one time outstanding.

“Noteholder Debt” shall mean all Obligations, including, without limitation, obligations, liabilities and indebtedness of every kind, nature and description owing by the Company or any of the Guarantors to any Noteholder Secured Party, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Noteholder Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Noteholder Documents or after the commencement of any case with respect to the Company or any Guarantors under the Bankruptcy Code or any other Insolvency or Liquidation Proceeding (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

“Noteholder Secured Parties” shall mean, collectively, (i) the trustee, solely in its capacity as trustee under the indenture and the other Noteholder Documents, (ii) each holder of any note or notes, solely in its capacity as such holder, and each other person to whom any of the Noteholder Debt is transferred or owed, solely in its capacity as such, (iii) the Collateral Agent, and (iv) the successors, replacements and assigns of each of the foregoing; sometimes being referred to in “— Intercreditor Agreement “ individually as a “Noteholder Secured Party.”

“Permitted Actions” shall mean any of the following: (i) in any Insolvency or Liquidation Proceeding, filing a proof of claim or statement of interest with respect to the Noteholder Debt or Excess ABL Debt, as the case may be; (ii) taking any action to preserve or protect the validity, enforceability, perfection or priority of the Liens securing the Noteholder Debt or the Excess ABL Debt, as the case may be, provided that no such action is, or could reasonably be expected to be, (1) as to any action by any Noteholder Secured Party, adverse to the Liens securing the First Priority Debt or the rights of the ABL Lender or any other ABL Secured Party to exercise remedies in respect thereof to the extent not expressly prohibited by this Agreement, (2) as to any action by any ABL Secured Party, adverse to the Liens securing the Noteholder Debt or the rights of the Collateral Agent or any other Noteholder Secured Party to exercise remedies in respect thereof to the extent not expressly prohibited by the Intercreditor Agreement, or (3) otherwise inconsistent with the terms of the Intercreditor Agreement, including the automatic release of Liens provided in “— Release of Liens”; (iii) filing any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Noteholder Secured Parties or the claims of the ABL Secured Parties with respect to Excess ABL Debt, including any claims secured by the ABL Collateral or otherwise making any agreements or filing any motions pertaining to the Noteholder Debt or Excess ABL Debt, in each case, to the extent not inconsistent with the terms of the Intercreditor Agreement; (iv) exercising rights and remedies as unsecured creditors, as further provided in the Intercreditor Agreement; and (v) the enforcement by the Collateral Agent and the Noteholder Secured Parties of any of their rights and exercise any of their remedies with respect to the ABL Collateral after the termination of the Standstill Period (as defined in “— Exercise of Rights and Remedies; Standstill”)

or the enforcement by the ABL Lender or the ABL Secured Parties of any of their rights and exercise of any of their remedies with respect to the ABL Collateral after Discharge of Priority Noteholder Debt.

“Qualified Financier” shall mean (i) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $500,000,000, (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $500,000,000; provided that such bank is acting through a branch or agency located in the United States, and (iii) a commercial finance company, insurance company or other financial institution that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

Collateral Documents

The Guarantors and the Collateral Agent entered into Collateral Documents granting in favor of the Collateral Agent for the benefit of the holders of the notes Liens on the Collateral securing the Note Guarantees.

Whether prior to or after the First Priority Debt has been paid in full, assets included in the Collateral may be released from the Liens securing the Note Guarantees under any one or more of the following circumstances:

(1) as to any Collateral that is sold, transferred or otherwise disposed of by such Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Guarantor in a transaction or other circumstance that complies with the provisions of the indenture described below under “Certain Covenants — Asset Sales” and is permitted by the Noteholder Documents and the ABL Documents (as defined above under “— Intercreditor Agreement”); provided that such Liens will not be released if such sale or disposition is subject to the covenant described below under the caption “Certain Covenants — Merger, Consolidation or Sale of Assets”;

(2) if any Guarantor is released from its Note Guarantee, that Guarantor’s assets will also be released from the Liens securing the Note Guarantee;

(3) with the consent of the holders of the requisite percentage of notes in accordance with the provisions of the indenture described below under “— Amendment, Supplement and Waiver”; or

(4) if required in connection with certain foreclosure actions by the ABL Lender in respect of First Priority Debt in accordance with the terms of the Intercreditor Agreement.

The Liens on all Collateral that secure the Note Guarantees also may be released:

(1) upon a Legal Defeasance or Covenant Defeasance of the notes as described below under “— Legal Defeasance and Covenant Defeasance”;

(2) upon satisfaction and discharge of the indenture described below under “— Satisfaction and Discharge”; or

(3) upon payment in full and discharge of all notes outstanding under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the notes are paid in full and discharged.

Optional Redemption

At any time prior to August 15, 2011, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to, the applicable redemption date, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date.

At any time prior to August 15, 2010, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 111% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of a sale of common Equity Interests (other than Disqualified Stock) of the Company; provided that:

(1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at the Company’s option prior to August 15, 2011.

On or after August 15, 2011, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2011	105.500%
2012	103.667%
2013	101.833%
2014 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption; Open Market Purchases

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes. The Company may at any time and from time to time purchase notes in the open market or otherwise provided any such purchase does not otherwise violate the provisions of the indenture.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the Change of Control Offer. Notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions.

Asset Sales

Except as set forth in the second paragraph below, neither the Company nor any Guarantor will consummate an Asset Sale unless:

(1) The Company or the Guarantor, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Guarantor is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Guarantor (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Guarantor from further liability;

(b) any securities, notes or other obligations received by the Company or any such Guarantor from such transferee that are, subject to ordinary settlement periods, converted by the Company or such Guarantor into cash within 90 days of such Asset Sale, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, other than a Sale of Collateral, the Company (or the applicable Guarantor, as the case may be) may apply such Net Proceeds at its option:

(1) to repay Indebtedness and other Obligations under the Liggett Credit Agreement and correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another business, if, after giving effect to any such acquisition of Capital Stock, the business is or becomes a Guarantor;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in the conduct of the Company’s or any Guarantor’s business.

Notwithstanding the above, the Company may consummate any Asset Sale with respect to assets other than Equity Interests in, or assets of, any Guarantor without complying with the provisions of this covenant.

With respect to an Asset Sale that constitutes a Sale of Collateral, within 365 days after the receipt of any Net Proceeds from an Asset Sale that constitutes a Sale of Collateral, the Guarantor that owned those assets, as the case may be, may apply those Net Proceeds to purchase other long-term assets that would constitute Collateral or to repay First Priority Debt and, if such First Priority Debt is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within five days thereof, the Company will make an Asset Sale Offer to all holders of Parity Lien Debt and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Parity Lien Debt and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to percentages corresponding to the applicable optional redemption price in effect on the repurchase date, and for periods prior to August 15, 2011, the first optional redemption price of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of Parity Lien Debt and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Parity Lien Debt and other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The Liggett Credit Agreement and the agreements governing the Company’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control or Asset Sale occurs at a time when the Company is unable to the purchase notes due to such conditions or financial effects, the Company could attempt to refinance the borrowings that contain such conditions or cause or contribute to such financial effects or obtain a waiver or consent with respect to such conditions. If the Company does not obtain such a waiver or consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other Indebtedness. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors — Risks Relating to the Notes — Our ability to purchase the notes with cash at your option and our ability to satisfy our obligations upon a change of control or an event of default may be limited.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No notes of $1,000 or less can be redeemed in part.  Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

Neither the Company nor any Guarantor will, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or such Guarantor’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Guarantor) or to the direct or indirect holders of the Company’s or any such Guarantor’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or any other payments or distributions payable to the Company or a Guarantor);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of the Guarantors), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless at the time of such Restricted Payment, the Company’s Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available is no less than $50.0 million, provided that the Company shall not be permitted to make any distribution or dividend of any Equity Interests in, or non-cash assets of, any Guarantor.

The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of the indenture;

(2) so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company;

(3) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Guarantor to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities;

(6) so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Guarantor issued on or after the date of the indenture in accordance with the Leverage Ratio and Secured Leverage Ratio tests described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(7) the distribution of the Equity Interests of Eve to the Company in order to contribute such Equity Interests to Vector Tobacco, provided that Eve shall remain a Guarantor.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Guarantor, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

Neither the Company nor any Guarantor will, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and none of the Guarantors will issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Leverage Ratio and the Secured Leverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been no greater than 3.0 to 1.0 in respect of the Leverage Ratio and 1.5 to 1.0 in respect of the Secured Leverage Ratio, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and any of the Guarantors of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Guarantors thereunder) not to exceed $60.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of the Guarantors since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(2) the incurrence by the Company and the Guarantors of the Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by the Company or any of the Guarantors of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3) and (4) of this paragraph;

(5) the incurrence by the Company or any of the Guarantors of intercompany Indebtedness between or among the Company and any of the Guarantors; provided, however, that:

(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Guarantor and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Guarantor, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Guarantor, as the case may be, that was not permitted by this clause (5);

(6) the issuance by any of the Guarantors to the Company or to any of the Guarantors of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Guarantor; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Guarantor,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Guarantor that was not permitted by this clause (6);

(7) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Guarantor that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(8) the incurrence by the Company or any of the Guarantors of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds, appeal or other similar bonds in the ordinary course of business, and in any such case any reimbursement obligations in connection therewith;

(9) the incurrence by the Company or any of the Guarantors of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(10) the incurrence by the Company or any of the Guarantors of Indebtedness represented by Capital Lease Obligations, purchase money obligations or other obligations, in each case incurred for the purpose of financing all or any part of the purchase price, cost or value of any equipment used in the business of the Company or any of the Guarantors, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (10), not to exceed $10.0 million at any time outstanding;

(11) the incurrence by the Company or any of the Guarantors of Hedging Obligations;

(12) indebtedness of the Company or any of the Guarantors to the extent the net proceeds thereof are promptly deposited to defease or satisfy and discharge all outstanding notes in full as described below under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”;

(13) obligations of the Company and any of the Guarantors arising from agreements of the Company or a Guarantor providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than Guarantees by the Company or any Guarantor of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Company for the purpose of financing such acquisition; provided, however, that the maximum aggregate liability in respect of all such obligations shall not exceed the gross proceeds, including the fair market value as determined in good faith by the Board of Directors of the Company of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and the Guarantors in connection with such disposition; or

(14) obligations of the Company and any of the Guarantors arising from the entering into, maintaining or disposing of, Core Investments, including, without limitation, purchasing of any Core Investment on margin, any capital call obligations, make-well arrangements, hedging obligations of any nature or any obligations regarding a short position in any of such Core Investments.

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Indebtedness permitted by this covenant need not be permitted by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Guarantor may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens

Neither the Company nor any Guarantor will, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Neither the Company nor any Guarantor will, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Guarantor to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any Guarantor, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any Guarantor;

(2) make loans or advances to the Company or any of the Guarantors; or

(3) sell, lease or transfer any of its properties or assets to the Company or any Guarantor.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes, the Note Guarantees and the Collateral Documents;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of the Guarantors as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business or that restrict the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Guarantor that restricts distributions by that Guarantor pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced as determined in good faith by the Board of Directors of the Company;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) provisions limiting the disposition or distribution of assets in joint venture agreements entered into (i) in the ordinary course of business or (ii) with the approval of the Company’s or the Guarantor’s Board of Directors or chief financial officer, which limitation or prohibition is applicable only to the assets that are the subject of such agreements;

(13) net worth provisions in leases and other agreements entered into by the Company or any Guarantor in the ordinary course of business; or

(14) agreements governing Indebtedness permitted to be incurred pursuant to the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, that the Board of Directors of the Company determines in good faith (such determination to be evidenced by a resolution of the Board of Directors) that such encumbrances and restrictions are not materially more restrictive, taken as a whole, than those in agreements in the Liggett Credit Agreement (as in effect on the date of the indenture) and would not reasonably be expected to impair the ability of the Company to make payments of interest and scheduled payments of principal on the notes, in each case as and when due, or to impair any Guarantor’s ability to honor its Note Guarantee.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and the Guarantors taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) a limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia that has a wholly-owned Subsidiary that is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, which corporation becomes a co-issuer of the notes pursuant to a supplemental indenture duly and validly executed by the trustee;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture, the registration rights agreement and the Collateral Documents pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio and Secured Leverage Ratio tests set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and the Guarantors taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and any of the Guarantors that are not any of the Liggett Guarantors.

Notwithstanding the foregoing, the Company shall not consolidate or merge with or into any of the Liggett Guarantors, nor sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and the Guarantors taken as a whole, in one or more transactions, to any of the Liggett Guarantors.

Transactions with Affiliates

Except as set forth in the last paragraph of this covenant below, neither the Company nor any Guarantor will make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Guarantor than those that would have been obtained in a comparable transaction by the Company or such Guarantor with an unrelated Person; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors of the Company; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Guarantor of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any consulting or employment agreement or arrangement, employee benefit plan, officer indemnification agreement or any similar arrangement entered into by the Company or any of the Guarantors and payments pursuant thereto;

(2) transactions between or among the Company and/or the Guarantors;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Guarantor, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees (including the issuance of restricted stock) to directors of the Company and other reasonable compensation, benefits and indemnities paid or provided by the Company to the directors of the Company in their capacities as directors;

(5) any sale, grant, award or issuance of Equity Interests (other than Disqualified Stock) of the Company, including the exercise of options and warrants, to Affiliates, officers, directors or employees of the Company;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments”;

(7) loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

(8) Permitted Investments; and

(9) Accelerated Note Conversions.

If on the date of any Affiliate Transaction (other than an Affiliate Transaction between any of the Liggett Guarantors and any Affiliate of the Company other than the Company or another Guarantor) the Company’s Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available is no less than $50.0 million, the provisions of this covenant shall not apply to the consummation of such Affiliate Transaction.

Additional Note Guarantees

If the Company or any of the Guarantors acquires or creates another Domestic Subsidiary after the date of the indenture (i) engaged directly or indirectly in the cigarette businesses or (ii) that is or becomes a borrower, obligor or guarantor under the Liggett Credit Agreement, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and, in the case of (ii), Collateral Documents consistent with those entered into by the Liggett Guarantors and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created.

Unrestricted Subsidiaries

In no event may the business operated by Liggett Group on the date of the indenture be transferred to or held by an Unrestricted Subsidiary.

Limitation on Sale and Leaseback Transactions

Neither the Company nor any Guarantor will enter into any sale and leaseback transaction; provided that the Company or a Guarantor may enter into a sale and leaseback transaction if:

(1) the Company or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Leverage Ratio and Secured Leverage Ratio tests in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of the Company and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Payments for Consent

Neither the Company nor any Guarantor will, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture, the Collateral Documents or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

To the extent required by the SEC, the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and the Guarantors separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes, or default in the payment when due of a Change of Control Payment;

(3) failure by the Company or any of the Guarantors for 30 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Asset Sales,” “— Certain Covenants — Restricted Payments” and “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4) failure by the Company or any of the Guarantors for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture or the Collateral Documents;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of the Guarantors (or the payment of which is guaranteed by the Company or any of the Guarantors), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more and such acceleration is not annulled within 30 days thereof or such payment default continues for 30 days;

(6) failure by the Company or any of the Guarantors to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10 million (net of any amounts as to which a reputable and solvent third party insurer has accepted full coverage), which judgments are not paid, discharged, bonded or stayed for a period of 60 days;

(7) breach by the Company or any of the Guarantors of any material representation or warranty or agreement in the Collateral Documents, and such failure shall continue for a period of 60 days after written notice to the Company by the trustee, the Collateral Agent or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class;

(8) the repudiation by the Company or any of the Guarantors of any of its obligations under the Collateral Documents or the unenforceability of the Collateral Documents against the Company or any of the Guarantors for any reason;

(9) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(10) certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of the Guarantors that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Guarantor of the Company that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Liquidated Damages, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Liquidated Damages, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Liquidated Damages, if any, on, or the principal of, the notes.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the

Company would have had to pay if the Company then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to August 15, 2011, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the notes prior to August 15, 2011, then an additional premium specified in the indenture will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the notes, the indenture, the Note Guarantees, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on, such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the

Company must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Collateral Release Mechanisms

The Collateral will be released from the Liens securing the Note Guarantees, as provided under the caption “— Security,” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Compliance with Trust Indenture Act

The indenture provides that the Company will comply with the provisions of TIA §314.

To the extent applicable, the Company will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities subject to the Lien of the Collateral Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of the Company except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

Further Assurances; Insurance

The indenture and the Collateral Documents provide that the Company and each of the Guarantors providing security for their Note Guarantees will do or cause to be done all acts and things that may be reasonably required, or that the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the holders of Parity Lien Obligations, duly created and enforceable and perfected Parity Liens upon the Collateral (including any categories of property or assets that are included as Collateral under the Collateral Documents or otherwise become Collateral after the notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Intercreditor Agreement and the Collateral Documents.

Upon the reasonable request of the Collateral Agent or the trustee at any time and from time to time, the Company and each of the applicable Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the Collateral Agent may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Collateral Documents for the benefit of the holders of Parity Lien Obligations, including any real property acquired by Pledgors in the future that has a Fair Market Value in excess of $5.0 million.

The Company and the applicable Guarantors will:

(1) keep their properties adequately insured at all times by financially sound and reputable insurers;

(2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(3) maintain such other insurance as may be required by law;

(4) maintain title insurance on all real property Collateral insuring the Collateral Agent’s Parity Lien on that property, subject only to Permitted Prior Liens and other exceptions to title approved by the Collateral Agent; and

(5) maintain such other insurance as may be required by the security documents.

Upon the request of the Collateral Agent, the Company and the Guarantors will furnish to the Collateral Agent full information as to their property and liability insurance carriers. Holders of Parity Lien Obligations, as a class, will be named as additional insureds, with a waiver of subrogation, on all insurance policies of the applicable Guarantors and the Collateral Agent will be named as loss payee, with 30 days’ notice of cancellation or material change, on all property and casualty insurance policies of the applicable Guarantors.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, and subject to the Intercreditor Agreement, the indenture, the Collateral Documents, the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the Collateral Documents or the notes or the Note Guarantees, subject to the Intercreditor Agreement, may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). None of the indenture, the notes or the Collateral Documents may be amended, modified or supplemented in any way that would contravene the provisions of the Intercreditor Agreement.

Without the consent of each holder of notes affected, or, in the case of clauses (8) and (9) below only, with the consent of at least 95% in aggregate principal amount of the notes then outstanding, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release all or substantially all of the Collateral from the Liens securing the Note Guarantees;

(9) release any Guarantor from any of its obligations under its Guarantee or the indenture if the assets or properties of that Guarantor constitute all or substantially all of the Collateral, except in accordance with the terms of the indenture and the Intercreditor Agreement; or

(10) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Company, the Guarantors and the trustee may amend or supplement the indenture, the Collateral Documents, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees, the Collateral Documents or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees, the Collateral Documents or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes; or

(9) to make, complete or confirm any grant of Collateral permitted or required by the indenture or any of the Collateral Documents or any release of Collateral that becomes effective as set forth in the indenture or any of the Collateral Documents.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Collateral will be released from the Liens securing Note Guarantees in accordance with the provisions set forth above under the caption “— Collateral Documents.”

Concerning the Trustee

If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture, the registration rights agreement, the Intercreditor Agreement and the Collateral Documents without charge by writing to Vector Group Ltd., 100 S.E. Second Street, 32nd floor, Miami, Florida 33131, Attention: Investor Relations.

Book-Entry, Delivery and Form

The New Notes will be represented by a note in registered, global form without interest coupons (collectively, the “Global Notes” and each individually, a “Global Note”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Book-Entry Notes for Certificated Notes.”

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. The Company does not take any responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

Upon the issuance of the Global Notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC (“participants”) or persons who hold interests through participants. Ownership or beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interest of persons other than participants).

As long as DTC, or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such Global Note for all purposes under the indenture and the notes. Except in the limited circumstances described below under “— Exchanges of Book-Entry Notes for Certificated Notes,” owners of beneficial interests in a Global Note will not be entitled to have portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of the Global Note (or any notes presented thereby) under the indenture or the notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC’s applicable procedures (in addition to those under the indenture referred to herein). In the event that owners of beneficial interests in a Global Note become entitled to receive notes in definitive form, such notes will be issued only in registered form in denominations of U.S. $1,000 and integral multiples of $1,000 in excess thereof.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take action in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments of the principal of and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. None of the Company, the guarantors, the trustee or any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Beneficial interests in the Global Notes will trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

DTC has advised us as follows: DTC is

•	a limited purpose trust company organized under the laws of the State of New York,

•	a “banking organization” within the meaning of New York Banking law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the trustee or any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under the rules and procedures governing its operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

Exchanges of Global Notes for Certificated Notes

A beneficial interest in a Global Note may not be exchanged for a Note in certificated form unless the transferor of such beneficial interest delivers to the registrar either (i) a written order from a participant or an indirect participant, given to DTC in accordance with its customary procedures, directing DTC to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and instructions regarding the participant account to be credited with such increase or (ii) a written order from a participant or an indirect participant, given to DTC in accordance with its customary procedures, directing DTC to cause to be issued a certificated note in an amount equal to the beneficial interest to be transferred or exchanged and instructions given by DTC to the registrar regarding the person in whose name such certificated note shall be registered to effect such transfer or exchange. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names and issued in denominations as the holder of such beneficial interest shall instruct the registrar through instructions from the DTC and the participant or indirect participant.

The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the holder of Global Notes. The Company will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“100 Maple LLC” means 100 Maple LLC, a Delaware limited liability company.

“ABL Lender” has the meaning set forth in the Intercreditor Agreement.

“Accelerated Note Conversion” means the conversion in advance of the scheduled conversion by their terms of any convertible debt securities issued by the Company that are held by Affiliates of the Company, in exchange for the payment by the Company to such Affiliates of accrued interest and additional Equity Interests in the Company (other than Disqualified Stock).

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Guarantor of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Guarantor of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means with respect to any note on any redemption date, as determined by the Company, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at August 15, 2011 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the note through August 15, 2011 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and the Guarantors taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance or sale of Equity Interests in any of the Guarantors.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $3.0 million;

(2) a transfer of assets between or among the Company and the Guarantors;

(3) an issuance of Equity Interests by a Guarantor to the Company or to another Guarantor;

(4) the sale, lease, sublease, license, sublicense, conveyance or other disposition of products, services, inventory, or accounts receivable and related assets (including participations therein) in the ordinary course of business, including leases with respect to facilities that are temporarily not in use or pending their disposition, and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business or any other property that is uneconomic or no longer useful to the conduct of the business of the Company or the Guarantors;

(5) the sale or other disposition of cash or Cash Equivalents or Investments that are Permitted Investments;

(6) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment.

(7) the licensing of intellectual property to third Persons on customary terms as determined in good faith by the Board of Directors of the Company;

(8) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in the business of the Company or its Subsidiaries;

(9) transfers of property subject to casualty or condemnation proceedings; and

(10) the granting of Permitted Liens.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars and, solely for purposes of the definition of “Permitted Investments,” any national currency of any other country in which the Company or its Guarantors do business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank or commercial banking institution that is a member of the Federal Reserve System having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above or (7) below entered into with any financial institution meeting the qualifications specified in clause (3) above or (7) below;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7) marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year of the date of acquisition and at the time of acquisition having one of the two highest ratings obtainable from S&P or Moody’s.

“Change of Control” means the occurrence of any of the following:

(1) any sale, transfer, lease, conveyance or other disposition (in one transaction or a series of related transactions) of all or substantially all of the Company’s property or assets to any person or group of related persons (other than to any of the Company’s wholly-owned subsidiaries) as defined as Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any sale, transfer, lease, conveyance or other disposition in which (x) persons who, directly or indirectly, are beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of the Company’s voting stock immediately prior to such transaction, beneficially own, directly or indirectly, immediately after such transaction at least a majority of the total voting power of the outstanding voting stock of the corporation or entity purchasing such properties or assets in such sale, lease, conveyance or other disposition and (y) persons who, directly or indirectly, are beneficial owners of the Company’s voting stock immediately prior to such transaction, beneficially own, directly or indirectly, immediately after such transaction shares of common stock of the corporation or entity purchasing such properties or assets in such sale, lease, conveyance or other disposition in a proportion that does not, on the whole, materially differ from such ownership immediately prior to the transaction;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) if any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) (other than Bennett S. LeBow or his immediate family, any beneficiary of the estate of Bennett S. LeBow or his immediate family or any trust or partnership controlled by any of the foregoing (the “LeBow Persons”)) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by the Company’s issued and outstanding stock;

(4) if at any time Bennett S. LeBow and/or any LeBow Person is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) either individually or collectively, directly or indirectly, of 65% of the aggregate ordinary voting power represented by the Company’s issued and outstanding voting stock; or

(5) the Company consolidates with, or merges with or into, another person or any person consolidates with, or merges with or into, the Company, other than any consolidation or merger in which (x) persons who, directly or indirectly, are beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of the Company’s voting stock immediately prior to such transaction, beneficially own, directly or indirectly, immediately after such transaction at least a majority of the voting power of the outstanding voting stock of the continuing or surviving corporation or entity and (y) persons who, directly or indirectly, are beneficial owners of the Company’s voting stock immediately prior to such transaction beneficially own, directly or indirectly, immediately after such transaction shares of common stock of the continuing or surviving corporation or entity in a proportion that does not, on the whole, materially differ from such ownership immediately prior to the transaction.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Collateral” means the Pledged Securities and the properties and assets at any time owned or acquired by any of the Pledgors as provided in the Collateral Documents and the indenture other than the Excluded Assets and except:

(1) any properties and assets in which the Collateral Agent is required to release its Liens pursuant to the provisions described above under the caption “— Intercreditor Agreement — Release of Liens”; and

(2) any properties and assets that no longer secure the Note Guarantees or any Obligations in respect thereof pursuant to the provisions described above under the caption “— Collateral Documents,”

provided that, if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of any of the Guarantors, such assets or properties will cease to be excluded from the Collateral if any of the Guarantors thereafter acquires or reacquires such assets or properties.

“Collateral Agent” means U.S. Bank National Association, in its capacity as collateral agent under the indenture, the Intercreditor Agreement and the Collateral Documents, together with its successors in such capacity.

“Collateral Documents” means all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements or other grants or transfers for security executed and delivered by any Guarantor creating (or purporting to create) a Parity Lien upon Collateral in favor of the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Consolidated EBITDA” means for any period the Consolidated Net Income of the Company for such period, after giving pro forma effect to any Investment or acquisition or disposition of a business permitted under the Indenture as if such acquisition or disposition occurred on the first day of the relevant period, in accordance with Regulation S-X, plus, without duplication:

(1) provision for taxes based on income or profits or capital, including, without limitation, state, city and county income, franchise and similar taxes, foreign withholding taxes and foreign unreimbursed value added taxes of the Company and the Guarantors for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Fixed Charges of the Company and the Guarantors (including amortization of deferred financing fees and changes in fair value of derivatives embedded within convertible debt) for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and the Guarantors for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) any other non-cash charges (including impairment charges, write-offs of assets and the impact of purchase accounting but excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), to the extent that such non-cash charges were deducted in computing such Consolidated Net Income; plus

(5) any one-time, non-recurring expenses or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization or incurrence of Indebtedness permitted to be incurred under the indenture (including a refinancing thereof), whether or not consummated, in each case to the extent such expenses or charges were deducted in computing Consolidated Net Income; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than (a) the accrual of revenue in the ordinary course of business and (b) reversals of prior accruals or reserves for non-cash items previously excluded from the definition of Consolidated EBITDA pursuant to clause (3) above, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means for any period the aggregate of the Net Income of the Company and the Guarantors for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Guarantor or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the Company or a Guarantor;

(2) the Net Income of any Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Guarantor of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement or instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Guarantor or its stockholders (except to the extent of the amount of dividends or similar distributions paid in cash to the Company or a Guarantor during such period);

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any restructuring charge or reserve to the extent that such expenses or charges were deducted in computing such Consolidated Net Income, including any restructuring costs incurred in connection with acquisitions after the date of issuance of the notes and costs related to the closure and/or consolidation of facilities or work force reduction and severance and relocation costs incurred in connection therewith, will be excluded;

(5) any unrealized gains and losses due solely to fluctuations in currency values, the value of Investment Securities or the value of Long Term Investments, and the related tax effects according to GAAP will be excluded;

(6) non-cash compensation recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights will be excluded;

(7) after-tax gains and losses attributable to discontinued operations will be excluded;

(8) the after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance costs and curtailments or modifications or terminations to pension and post-retirement benefit plans will be excluded;

(9) any impairment charge or asset write-off, in each case pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP will be excluded; and

(10) any deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness will be excluded.

“Core Investments” means investments, whether as a long or short position, in equity, debt or derivative securities, including, without limitation, puts, options, warrants or calls, of any Person, including hedge funds, private equity funds or other investment entities, in the ordinary course of the Company’s or any Guarantor’s business, but excluding any investment in (i) any Unrestricted Subsidiary of the Company, or (ii) any joint venture to which the Company, any Guarantor or any Unrestricted Subsidiary is a party.

“Credit Agreement Agent” means, at any time, the Person serving at such time as the “Agent” or “Administrative Agent” under the Liggett Credit Agreement or any other representative then most recently designated in accordance with the applicable provisions of the Liggett Credit Agreement, together with its successors in such capacity.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Liggett Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and the Guarantors may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company (excluding Disqualified Stock) or contribution to the capital of the Company, other than:

(1) public offerings with respect to any such Person’s common stock registered on Form S-8; and

(2) issuances to the Company or any Subsidiary of the Company.

“Eve” means Eve Holdings Inc., a Delaware corporation.

“Existing Indebtedness” means Indebtedness of the Company and the Guarantors (other than Indebtedness under the Liggett Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the indenture).

“First Priority Debt” has the meaning set forth in the Intercreditor Agreement as in effect on the date of the indenture.

“First Priority Lien” means a Lien to the extent it secures First Priority Debt.

“Fixed Charges” means, with respect to the Company and the Guarantors for any period, the sum, without duplication, of:

(1) the consolidated interest expense of the Company and the Guarantors for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs, beneficial conversion features, derivatives embedded within convertible debt and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of the Company and the Guarantors that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by the Company or any of the Guarantors or secured by a Lien on assets of the Company or any of the Guarantors, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of the Company or any of the Guarantors, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Guarantor, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1) the Liggett Guarantors;

(2) the Domestic Subsidiaries of the Company on the date of the indenture, other than the New Valley Subsidiaries; and

(3) any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any such balance that constitutes an accrued expense or trade payable arising in the ordinary course of business and not overdue by more than 90 days; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Intercreditor Agreement” means that certain Intercreditor and Lien Subordination Agreement by and among Wachovia Bank National Association, as ABL Lender, U.S. Bank National Association, as Collateral Agent, Liggett Group LLC, as Borrower, and 100 Maple LLC, as Loan Party, dated of even date with the indenture.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Securities” means investment securities classified as such under GAAP.

“Leverage Ratio” means the ratio of (i) the sum of (A) the aggregate outstanding amount of Indebtedness of the Company and the Guarantors as of the last day of the most recently ended fiscal quarter for which financial statements are internally available as of the date of calculation on a combined consolidated basis in accordance with GAAP, less cash, cash equivalents, the Fair Market Value of Investment Securities and the Fair Market Value of Long Term Investments of the Company and the Guarantors, plus (B) the aggregate outstanding amount of Indebtedness incurred in connection with margining of Core Investments (to the extent not included in Indebtedness under clause (i)(A) above), plus (C) the aggregate liquidation preference of all outstanding Disqualified Stock of the Company as of the last day of such fiscal quarter to (ii) the aggregate Consolidated EBITDA of the Company for the last four full fiscal quarters for which financial statements are internally available ending on or prior to the date of determination. Notwithstanding the foregoing, to the extent that Douglas Elliman Realty LLC, or any successor thereto, is classified on the Company’s or any Guarantor’s balance sheet as a Long Term Investment, then the book value, rather than the Fair Market Value, of such Long Term Investment will be used for purposes of the foregoing calculation.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liggett Credit Agreement” means that certain Amended and Restated Loan and Security Agreement, dated as of April 14, 2004, as amended, by and between Wachovia Bank, National Association, successor by merger to Congress Financial Corporation, Liggett Group LLC, as successor to Liggett Group, Inc., and 100 Maple LLC providing for revolving credit borrowings and term loans, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Liggett Group LLC” means Liggett Group LLC, a Delaware limited liability company.

“Liggett Guarantors” means each of Liggett Group LLC, and 100 Maple LLC.

“Liggett Vector Brands” means Liggett Vector Brands Inc., a Delaware corporation.

“Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.

“Long Term Investments” means long term investments classified as such under GAAP.

“Mebane Facility” means that certain real property located in Mebane, North Carolina and owned by 100 Maple LLC.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with all fees and expenses related thereto and any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities or Investments by such Person or any of the Guarantors or the extinguishment of any Indebtedness of such Person or any of the Guarantors; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of the Guarantors in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“New Valley Subsidiaries” means New Valley LLC, a Delaware limited liability company, and its Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Parity Lien” means a Lien granted under a Collateral Document to the Collateral Agent, at any time, upon any property of any Guarantor providing security to secure Parity Lien Obligations.

“Parity Lien Debt” means:

(1) the notes issued on the date of the indenture (including any related exchange notes); and

(2) any other Indebtedness of the Company pursuant to additional notes issued and permitted to be incurred under the indenture.

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.

“Permitted Investments” means:

(1) any Investment in the Company or in a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Guarantor in a Person, if as a result of such Investment:

(a) such Person becomes a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any Guarantor, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) loans or advances to employees made in the ordinary course of business of the Company or any Guarantor in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(8) repurchases of the notes;

(9) any Investment by the Company or any Guarantor in Core Investments;

(10) Investments represented by Hedging Obligations;

(11) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment in the ordinary course of business or consistent with past practice;

(12) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed $10.0 million.

“Permitted Liens” means:

(1) Liens in favor of the ABL Lender securing First Priority Debt;

(2) Liens held by the Collateral Agent equally and ratably securing the notes to be issued on the date of the indenture and all future Parity Lien Debt and other Parity Lien Obligations;

(3) Liens in favor of the Company or the Guarantors;

(4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Guarantor; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Guarantor;

(5) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Guarantor; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(6) Liens to secure the performance of statutory obligations (including obligations under worker’s compensation, unemployment insurance or similar legislation), surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business, as well as obligations under the trade contracts and leases (exclusive of obligations for the payment of borrowed money) and cash deposits in connection with acquisitions otherwise permitted under the indenture;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlords’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (10) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(14) Liens arising by reason of any judgment, decree or order not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within such proceedings may be initiated shall not have expired; and

(15) Liens to secure obligations permitted by clause (14) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” provided that such liens do not comprise any of the Collateral.

“Permitted Prior Liens” means:

(1) Liens described in clause (1) of the definition of “Permitted Liens;”

(2) Liens described in clauses (4), (5) (7) or (13) of the definition of “Permitted Liens;” and

(3) Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the Collateral Documents.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any Guarantor issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any Guarantor (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by the Company or by the Guarantor who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledged Securities” means all of the Capital Stock of each of Liggett Group LLC and Vector Tobacco.

“Pledgor” means each of the Liggett Guarantors and Vector Tobacco and any successor thereto who is required to assume their obligations under the indenture or the Collateral Documents.

“Restricted Investment” means an Investment other than a Permitted Investment.

“S&P” means Standard & Poor’s Ratings Group.

“Sale of Collateral” means any Asset Sale involving a sale or other disposition of Collateral.

“Secured Indebtedness” means all Indebtedness of the Company and the Guarantors that is secured by Liens on any of their assets, including, but not limited to, Indebtedness pursuant to the Liggett Credit Agreement.

“Secured Leverage Ratio” means the ratio calculated in accordance with the definition herein of “Leverage Ratio” except that “Secured Indebtedness” shall be substituted for all occurrences of “Indebtedness” in such definition.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 15, 2011; provided, however, that if the period from the redemption date to August 15, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company other than any Subsidiary that is a Guarantor and other than any Subsidiary owning or operating the business currently operated by Liggett Group LLC.

“Vector Tobacco” means Vector Tobacco Inc., a Virginia corporation.

“VGR Holding” means VGR Holding LLC, a Delaware limited liability company.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material United States federal income tax consequences relevant to the exchange of Original Notes for New Notes and the ownership and disposition of the New Notes by the beneficial owners thereof, or the holders. This discussion is limited to the tax consequences to the holders of New Notes who acquire the New Notes in exchange for Original Notes that were acquired at the issue price within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended, or the Code, and does not address the tax consequences to holders who acquire their New Notes in exchange for subsequently purchased Original Notes or to subsequent purchasers of New Notes. This summary does not purport to be a complete analysis of all of the potential United States federal income tax consequences relating to the exchange of New Notes for the Original Notes and the ownership and disposition of the New Notes, nor does this summary describe any federal estate tax consequences. There can be no assurance that the Internal

Revenue Service, or the IRS, will take a similar view of the tax consequences described herein. Furthermore, this discussion does not address all aspects of taxation that might be relevant to particular holders in light of their individual circumstances. For instance, this discussion does not address the alternative minimum tax provisions of the Code or special rules applicable to certain categories of holders (including dealers in securities or foreign currencies, insurance companies, real estate investment trusts, regulated investment companies, financial institutions, tax-exempt entities, holders whose functional currency is not the United States dollar and, except, to the extent discussed below, foreign holders (as defined below)) or to holders who hold the New Notes as part of a hedge, conversion or constructive sale transaction or other risk reduction transaction.

This discussion is based on the provisions of the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). The discussion below assumes that holders hold the New Notes as capital assets within the meaning of Section 1221 of the Code.

If a partnership, or an entity treated as a partnership for United States federal income tax purposes, holds any New Notes, the tax treatment of such entity and each partner will generally depend on the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the tax consequences of owning New Notes.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT SUCH INVESTOR’S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF AN ACQUISITION OF NEW NOTES IN LIGHT OF SUCH INVESTOR’S PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF THE CODE, AS WELL AS STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

Treatment of the New Notes as Indebtedness

We intend to take the position that, under current law and interpretations thereof, the New Notes will be classified for United States federal income tax purposes as indebtedness. No assurance can be given, however, that the IRS will not challenge such position or, if challenged, that such a challenge will not be successful. If the IRS were to assert successfully that the New Notes should be treated as equity for United States federal income tax purposes, the tax treatment of the New Notes would be different than the treatment described below. The remainder of this discussion assumes that the New Notes will be classified as indebtedness for United States federal income tax purposes.

Tax Consequences to United States Holders

The following summary is a general description of material United States federal income tax consequences applicable to a “United States holder.” For the purpose of this discussion, “United States holder” means a holder of a New Note, which holder is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof (including the District of Columbia), (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust, if (A) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust, or (B) it was in existence on August 20, 1996, and has a valid election in place to be a United States person.

Payments of Interest

Interest paid on a New Note will generally be taxable to a United States holder as ordinary interest income at the time the interest accrues or is received in accordance with the United States holder’s method of accounting for United States federal income tax purposes.

Sale, Exchange, Redemption or Retirement of the Notes: General

In general, upon the sale, exchange, redemption or retirement of a New Note, a United States holder will recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange, redemption or retirement (not including any amount attributable to accrued but unpaid interest that the United States holder has not already included in gross income) and such holder’s adjusted tax basis in the New Note. To the extent attributable to accrued but unpaid interest that the United States holder has not already included in gross income, the amount recognized by the United States holder will be treated as a payment of interest. See “— Payments of Interest” above.

The excess of net long-term capital gains over net short-term capital losses is subject to tax at a lower rate for noncorporate taxpayers. Noncorporate taxpayers are generally subject to a maximum tax rate of 15% (for all taxable years ending on or before December 31, 2010) on capital gain realized on the disposition of a capital asset (including a New Note) held for more than one year. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Exchange Offer

The exchange of a New Note for an Original Note pursuant to the exchange offer will not be taxable to the exchanging holder for United States federal income tax purposes. As a result, an exchanging holder:

•	will not recognize any gain or loss on the exchange;

•	will have a holding period for the New Note that includes the holding period for the Original Note exchanged therefor;

•	will have an adjusted tax basis in the New Note equal to its adjusted tax basis in the Original Note exchanged therefor; and

•	will experience tax consequences upon a subsequent sale, exchange, redemption or retirement of a New Note as described above.

The exchange offer is not expected to result in any material United States federal income tax consequences to a nonexchanging holder.

Tax Consequences to Foreign Holders

The following summary is a general description of material United States federal income tax consequences to a “foreign holder.” A “foreign holder” means, for purposes of this discussion, a holder (other than a partnership, or other entity treated as a partnership for United States federal income tax purposes) that is not a United States holder. Special rules may apply to certain foreign holders such as “controlled foreign corporations,” “passive foreign investment companies” and certain United States individuals that are expatriates and such foreign holders should consult their tax advisors.

Payments of Interest

Assuming that a foreign holder’s interest income on a New Note is not effectively connected with the conduct by such holder of a trade or business in the United States, payments of interest on such New Note by us or any paying agent to a foreign holder will not be subject to United States federal income tax or withholding tax, provided that:

•	such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such holder is not, for United States federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	such holder is not a bank receiving interest “on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business” within the meaning of Section 881(c)(3)(A) of the Code; and

•	the certification requirements under Code Section 871(h) or 881(c) and Treasury Regulations thereunder (summarized below) are met.

Payments of interest on a New Note that do not satisfy all of the foregoing requirements are generally subject to United States federal income tax and withholding tax at a flat rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met).

Except to the extent otherwise provided under an applicable tax treaty, a foreign holder generally will be subject to United States federal income tax in the same manner as a United States holder with respect to interest that is effectively connected with a United States trade or business conducted by the foreign holder. Effectively connected interest income received by a corporate foreign holder may also, under certain circumstances be subject to an additional “branch profits tax” at a 30% rate, or, if applicable, a lower treaty rate. Such effectively connected interest income will not be subject to withholding tax if the foreign holder delivers an IRS Form W-8ECI to the payor.

Repayment of Principal and Realized Gain

In general, a foreign holder of a New Note will not be subject to United States federal withholding tax on the receipt of payments of principal on the New Note, and a foreign holder will not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of such New Note, or receipt of principal, unless:

•	such foreign holder is a nonresident alien individual who is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met;

•	the foreign holder is required to pay tax pursuant to the provisions of United States tax law applicable to certain United States expatriates; or

•	the gain is effectively connected with the conduct of a United States trade or business of or, if a tax treaty applies, is attributable to a United States permanent establishment of, the foreign holder.

Under Code Sections 871(h) and 881(c) and the underlying Treasury Regulations, in order to obtain the exemption from withholding tax described in “— Interest” and “— Repayment of Principal and Realized Gain” above, either (i) the holder of a New Note must provide its name and address, and certify, under penalties of perjury, to us or the paying agent, as the case may be, that such holder is a foreign holder or (ii) the holder holds the New Notes through certain intermediaries and such holder satisfies the certification requirements of applicable Treasury Regulations. Special certification rules apply to holders that are pass-through entities for United States federal income tax purposes. In general, a certificate described in this paragraph is effective only with respect to payments of interest made to the certifying foreign holder after issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. Under Treasury Regulations, the foregoing certification may be provided by the holder of a New Note on IRS Form W-8BEN, W-8IMY or W-8EXP, as applicable.

Federal withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a holder are generally allowed as a credit against the affected foreign holder’s United States federal income tax liability.

Backup Withholding and Information Reporting

Under current United States federal income tax law, backup withholding at specified rates (currently 28%) and information reporting requirements apply to certain payments of principal and interest made to, and to the proceeds of sale before maturity by, certain holders.

In the case of a noncorporate United States holder, information reporting requirements will apply to payments of principal or interest made by us or any paying agent thereof on a New Note. The payor will be required to withhold backup withholding tax if:

•	a holder fails to furnish its Taxpayer Identification Number, or TIN (which, for an individual, is his Social Security number) to the payor in the manner required;

•	a holder furnishes an incorrect TIN and the payor is so notified by the IRS;

•	the payor is notified by the IRS that such holder has failed to properly report payments of interest or dividends; or

•	under certain circumstances, a holder fails to certify, under penalties of perjury, that it has furnished a correct TIN, is a United States person, and has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments.

Backup withholding and information reporting does not apply with respect to payments made to certain exempt recipients, including entities treated as corporations for United States federal income tax purposes. United States holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting, and the procedure for obtaining such an exemption if applicable.

In the case of a foreign holder, under currently applicable Treasury Regulations, backup withholding and information reporting will not apply to payments of principal or interest made by us or any paying agent thereof on a New Note (absent actual knowledge or reason to know that the holder is actually a United States holder) if such holder has provided the required certification under penalties of perjury that it is not a United States holder or has otherwise established an exemption. If such holder provides the required certification, such holder may nevertheless be subject to withholding of United States federal income tax as described above under “— Tax Consequences to Foreign Holders.” The rules regarding withholding, backup withholding and information reporting for foreign holders are complex, may vary depending on a foreign holder’s particular situation and are subject to change. In addition, special rules apply to certain types of foreign holders, including partnerships, trusts and other entities treated as pass-through entities for United States federal income tax purposes. Accordingly, foreign holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption if applicable.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that certain required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes during the 180 days after the expiration date. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit from any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all of our expenses incident to the Exchange Offer (and the reasonable fees and disbursements in an amount not to exceed $10,000 of one counsel for the holders of the Original Notes). We will indemnify the holders of the Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF THE NEW NOTES

The validity of the New Notes will be passed upon for us by McDermott Will & Emery LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Vector Group Ltd.’s Current Report on Form 8-K/A dated April 4, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Vector Tobacco Inc. and Liggett Group LLC incorporated in this Prospectus by reference to the Current Report on Form 8-K/A of Vector Group Ltd. dated April 4, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Exchange Offer for
Up to $165,000,000 Principal Amount Outstanding of
11% Senior Secured Notes due 2015
for
a Like Principal Amount of
Registered 11% Senior Secured Notes due 2015

PROSPECTUS

          , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Delaware Registrants

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in relevant part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Under Section 145(b) of the DGCL, such eligibility for indemnification may be further subject to the adjudication of the Delaware Court of Chancery or the court in which such action or suit was brought.

Section 102(b)(7) of the DGCL provides that a corporation may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or (iv) for any transaction from which the director derived an improper personal benefit. The certificates of incorporation of each of Vector Group, Liggett Vector Brands, Inc., Eve Holding Inc. , Liggett & Myers Holdings Inc. eliminate such personal liability of their directors under such terms. The bylaws of Liggett & Myers Inc. provide that the corporation may indemnify any person to the extent provided under the DGCL.

Vector Group Ltd. and the other Delaware registrants also maintain liability insurance for the benefit of their directors and officers.

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company agreements of the Delaware limited liability company registrants provide that each may indemnify its members, directors and officers and any other designated person on an after-tax basis for any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax or cost or expense of any nature (including attorneys’ fees and disbursements) to the fullest extent provided or allowed by the laws of Delaware; provided, however, that no indemnity shall be payable against any liability incurred by such person by reason of (i) fraud, willful violation of law, gross negligence or such person’s material breach of the limited partnership agreement or such person’s bad faith or (ii) the receipt by such person from the company of a personal benefit to which such person is or was not legally entitled. The Limited Liability Company Agreements of Liggett Group LLC, VGR Holding LLC, VGR Aviation LLC, Vector Research LLC, and V.T. Aviation LLC provide for the indemnification of any manager and delegates of the managers, to the fullest extent authorized by the Delaware Limited Liability Company Act. The Limited Liability Company Agreement of 100 Maple LLC provides for the indemnification of any manager and delegates of the managers, to the fullest extent authorized by the Delaware Limited Liability Company Act, provided that no indemnification shall be made to or on behalf of any manager if a judgment or other final adjudication adverse to such manager establishes that either (a) the manager’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of the action being adjudicated, or (b) the manager personally gained a financial profit or other advantage to which the manager was not legally entitled.

Virginia Registrant

Vector Tobacco Inc. is incorporated under the laws of the State of Virginia. Section 13.1-697 of the Virginia Code provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he conducted himself in good faith and he believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, in all other cases, that his conduct was at least not opposed to its best interests, and in the case of any criminal proceeding, he had no reasonable cause to believe this conduct was unlawful. Under the Virginia Code a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. Unless limited by a corporation’s articles of incorporation, the Virginia Code states that a corporation shall indemnify a director or officer who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. The bylaws of Vector Tobacco Inc. provide that such registrant indemnifies its directors and officers to the maximum extent allowed by Virginia law.

Item 21.	Exhibits and Financial Statement Schedules. The following exhibits are filed herewith or incorporated herein by reference.

Exhibit
Number		Description of Documents

3	.1*	Amended and Restated Certificate of Incorporation of Vector Group Ltd. (formerly known as Brooke Group Ltd.) (incorporated by reference to Exhibit 3.1 in Vector Group’s Form 10-Q for the quarter ended September 30, 1999).
3	.2*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Vector Group (incorporated by reference to Exhibit 3.1 in Vector Group Ltd.’s Form 8-K dated May 24, 2000).
3	.3*	Certificate of Amendment to the Certificate of Incorporation of Vector Group (incorporated by reference to Exhibit 3.1 in Vector Group’s Form 10-Q for the quarter ended June 30, 2007).
3	.4*	Amended and Restated Bylaws of Vector Group (incorporated by reference to Exhibit 3.1 in Vector Group Ltd.’s Form 8-K dated October 19, 2007).
3.5		Certificate of Formation of 100 Maple LLC.
3.6		Limited Liability Company Operating Agreement of 100 Maple LLC.
3.7		Certificate of Incorporation of Eve Holdings Inc.
3.8		By-laws of Eve Holdings Inc.
3.9		Certificate of Incorporation of Liggett & Myers Holdings Inc.
3.10		By-laws of Liggett & Myers Holdings Inc.
3.11		Certificate of Incorporation of Liggett & Myers Inc.
3.12		By-laws of Liggett & Myers Inc.
3.13		Certificate of Formation of Liggett Group LLC.
3.14		Limited Liability Company Agreement of Liggett Group LLC.
3.15		Certificate of Incorporation of Liggett Vector Brands Inc.
3.16		By-laws of Liggett Vector Brands Inc.
3.17		Certificate of Formation of V.T. Aviation LLC.
3.18		Limited Liability Company Agreement of V.T. Aviation LLC.
3.19		Certificate of Formation of Vector Research LLC.

Exhibit
Number		Description of Documents

3.20		Limited Liability Company Agreement of Vector Research LLC.
3.21		Articles of Incorporation of Vector Tobacco Inc.
3.22		By-laws of Vector Tobacco Inc.
3.23		Certificate of Formation of VGR Aviation LLC.
3.24		Limited Liability Company Agreement of VGR Aviation LLC.
3.25		Certificate of Formation of VGR Holding LLC.
3.26		Limited Liability Company Agreement of VGR Holding LLC.
4	.1*	Amended and Restated Loan and Security Agreement dated as of April 14, 2004, by and between Wachovia Bank, N.A., as lender, Liggett Group Inc., as borrower, 100 Maple LLC and Epic Holdings Inc. (the “Wachovia Loan Agreement”) (incorporated by reference to Exhibit 10.1 in Vector Group’s Form 8-K dated April 14, 2004).
4	.2*	Amendment, dated as of December 13, 2005, to the Wachovia Loan Agreement (incorporated by reference to Exhibit 4.1 in Vector Group’s Form 8-K dated December 13, 2005).
4	.4*	Amendment, dated as of January 31, 2007, to the Wachovia Loan Agreement (incorporated by reference to Exhibit 4.1 in Vector Group’s Form 8-K dated February 2, 2007).
4	.5*	Amendment, dated as of August 10, 2007, to the Wachovia Loan Agreement (incorporated by reference to Exhibit 4.6 in Vector Group’s Form 8-K dated August 16, 2007).
4	.6*	Amendment, dated as of August 16, 2007, to the Wachovia Loan Agreement (incorporated by reference to Exhibit 4.7 in Vector Group’s Form 8-K dated August 16, 2007).
4	.7*	Intercreditor Agreement, dated as of August 16, 2007, between Wachovia Bank, N.A., as ABL Lender, U.S. Bank National Association, as Collateral Agent, Liggett Group LLC, as Borrower, and 100 Maple LLC, as Loan Party (incorporated by reference to Exhibit 99.1 in Vector Group’s Form 8-K dated August 16, 2007).
4	.8*	Indenture, dated as of November 18, 2004, between Vector Group and Wells Fargo Bank, N.A., as Trustee, relating to the 5% Variable Interest Senior Convertible Notes due 2011, including the form of Note (incorporated by reference to Exhibit 10.1 in Vector Group’s Form 8-K dated November 18, 2004).
4	.9*	Indenture, dated as of April 13, 2005, by and between Vector Group and Wells Fargo Bank, N.A., relating to the 5% Variable Interest Senior Convertible Notes due 2011 including the form of Note (incorporated by reference to Exhibit 4.1 in Vector Group’s Form 8-K dated April 14, 2005).
4	.10*	Registration Rights Agreement, dated as of April 13, 2005, by and between Vector Group and Jefferies & Company, Inc. (incorporated by reference to Exhibit 4.2 in Vector Group’s Form 8-K dated April 14, 2005).
4	.11*	Indenture, dated as of July 12, 2006, by and between Vector Group and Wells Fargo Bank, N.A., relating to the 37/8% Variable Interest Senior Convertible Debentures due 2026 (the “37/8% Debentures”), including the form of the 37/8% Debenture (incorporated by reference to Exhibit 4.1 in Vector Group’s Form 8-K dated July 11, 2006).
4	.12*	Registration Rights Agreement, dated as of July 12, 2006, by and between Vector Group and Jefferies & Company, Inc. (incorporated by reference to Exhibit 4.2 in Vector Group’s Form 8-K dated July 11, 2006).
4	.13*	Indenture, dated as of August 16, 2007, between Vector Group, the subsidiary guarantors named therein and U.S. Bank National Association, as Trustee, relating to the 11% Senior Secured Notes due 2015, including the form of Note (incorporated by reference to Exhibit 4.1 in Vector Group’s Form 8-K dated August 16, 2007).
4	.14*	Pledge Agreement, dated as of August 16, 2007, between VGR Holding LLC, as Grantor, and U.S. Bank National Association, as Collateral Agent (incorporated by reference to Exhibit 4.2 in Vector Group’s Form 8-K dated August 16, 2007).
4	.15*	Security Agreement, dated as of August 16, 2007, between Vector Tobacco Inc., as Grantor, and U.S. Bank National Association, as Collateral Agent (incorporated by reference to Exhibit 4.3 in Vector Group’s Form 8-K dated August 16, 2007).

Exhibit
Number		Description of Documents

4	.16*	Security Agreement, dated as of August 16, 2007, between Liggett Group LLC and 100 Maple LLC, as Grantors, and U.S. Bank National Association, as Collateral Agent (incorporated by reference to Exhibit 4.4 in Vector Group’s Form 8-K dated August 16, 2007).
4	.17*	Registration Rights Agreement, dated as of August 16, 2007, between Vector Group, the subsidiary guarantors named therein and Jefferies & Company, Inc. (incorporated by reference to Exhibit 4.5 in Vector Group’s Form 8-K dated August 16, 2007).
5.1		Opinion of McDermott Will & Emery LLP.
10	.2*	Services Agreement, dated as of February 26, 1991, between Brooke Management Inc. (“BMI”) and Liggett (the “Liggett Services Agreement”) (incorporated by reference to Exhibit 10.5 in VGR Holding’s Registration Statement on Form S-1, No. 33-93576).
10	.3*	First Amendment to Liggett Services Agreement, dated as of November 30, 1993, between Liggett and BMI (incorporated by reference to Exhibit 10.6 in VGR Holding’s Registration Statement on Form S-1, No. 33-93576).
10	.4*	Second Amendment to Liggett Services Agreement, dated as of October 1, 1995, between BMI, Vector Group and Liggett (incorporated by reference to Exhibit 10(c) in Vector Group’s Form 10-Q for the quarter ended September 30, 1995).
10	.5*	Third Amendment to Liggett Services Agreement, dated as of March 31, 2001, by and between Vector Group and Liggett (incorporated by reference to Exhibit 10.5 in Vector Group’s Form 10-K for the year ended December 31, 2003).
10	.6*	Corporate Services Agreement, dated January 1, 1992, between VGR Holding and Liggett (incorporated by reference to Exhibit 10.13 in Liggett’s Registration Statement on Form S-1, No. 33-47482).
10	.7*	Settlement Agreement, dated March 15, 1996, by and among the State of West Virginia, State of Florida, State of Mississippi, Commonwealth of Massachusetts, and State of Louisiana, Brooke Group Holding and Liggett (incorporated by reference to Exhibit 15 in the Schedule 13D filed by Vector Group on March 11, 1996, as amended, with respect to the common stock of RJR Nabisco Holdings Corp.).
10	.8*	Addendum to Initial States Settlement Agreement (incorporated by reference to Exhibit 10.43 in Vector Group’s Form 10-Q for the quarter ended March 31, 1997).
10	.9*	Settlement Agreement, dated March 12, 1998, by and among the States listed in Appendix A thereto, Brooke Group Holding and Liggett (incorporated by reference to Exhibit 10.35 in Vector Group’s Form 10-K for the year ended December 31, 1997).
10	.10*	Master Settlement Agreement made by the Settling States and Participating Manufacturers signatories thereto (incorporated by reference to Exhibit 10.1 in Philip Morris Companies Inc.’s Form 8-K dated November 25, 1998, Commission File No. 1-8940).
10	.11*	General Liggett Replacement Agreement, dated as of November 23, 1998, entered into by each of the Settling States under the Master Settlement Agreement, and Brooke Group Holding and Liggett (incorporated by reference to Exhibit 10.34 in Vector Group’s Form 10-K for the year ended December 31, 1998).
10	.12*	Stipulation and Agreed Order regarding Stay of Execution Pending Review and Related Matters, dated May 7, 2001, entered into by Philip Morris Incorporated, Lorillard Tobacco Co., Liggett Group Inc. and Brooke Group Holding Inc. and the class counsel in Engel, et. al., v. R.J. Reynolds Tobacco Co., et. al. (incorporated by reference to Exhibit 99.2 in Philip Morris Companies Inc.’s Form 8-K dated May 7, 2001).
10	.13*	Letter Agreement, dated November 20, 1998, by and among Philip Morris Incorporated (“PM”), Brooke Group Holding, Liggett & Myers Inc. (“L&M”) and Liggett (incorporated by reference to Exhibit 10.1 in Vector Group’s Report on Form 8-K dated November 25, 1998).
10	.14*	Amended and Restated Formation and Limited Liability Company Agreement of Trademarks LLC, dated as of May 24, 1999, among Brooke Group Holding, L&M, Eve Holdings Inc. (“Eve”), Liggett and PM, including the form of Trademark License Agreement (incorporated by reference to Exhibit 10.4 in Vector Group’s Form 10-Q for the quarter ended June 30, 1999).

Exhibit
Number		Description of Documents

10	.15*	Class A Option Agreement, dated as of January 12, 1999, among Brooke Group Holding, L&M, Eve, Liggett and PM (incorporated by reference to Exhibit 10.61 in Vector Group’s Form 10-K for the year ended December 31, 1998).
10	.16*	Class B Option Agreement, dated as of January 12, 1999, among Brooke Group Holding, L&M, Eve, Liggett and PM (incorporated by reference to Exhibit 10.62 in Vector Group’s Form 10-K for the year ended December 31, 1998).
10	.17*	Pledge Agreement, dated as of May 24, 1999, from Eve, as grantor, in favor of Citibank, N.A., as agent (incorporated by reference to Exhibit 10.5 in Vector Group’s Form 10-Q for the quarter ended June 30, 1999).
10	.18*	Guaranty, dated as of June 10, 1999, from Eve, as guarantor, in favor of Citibank, N.A., as agent (incorporated by reference to Exhibit 10.6 in Vector Group’s Form 10-Q for the quarter ended June 30, 1999).
10	.19*	Vector Group Ltd. 1998 Long-Term Incentive Plan (incorporated by reference to the Appendix to Vector Group’s Proxy Statement dated September 15, 1998).
10	.20*	Stock Option Agreement, dated July 20, 1998, between Vector Group and Bennett S. LeBow (incorporated by reference to Exhibit 6 in the Amendment No. 5 to the Schedule 13D filed by Bennett S. LeBow on October 16, 1998 with respect to the common stock of Vector Group).
10	.21*	Amended and Restated Employment Agreement (“LeBow Employment Agreement), dated as of September 27, 2005, between Vector Group and Bennett S. LeBow (incorporated by reference to Exhibit 10.1 in Vector Group’s Form 8-K dated September 27, 2005).
10	.22*	Amendment dated January 27, 2006 to LeBow Employment Agreement (incorporated by reference to Exhibit 10.2 in Vector Group’s Form 8-K dated January 27, 2006).
10	.23*	Amended and Restated Employment Agreement dated as of January 27, 2006, between Vector Group and Howard M. Lorber (incorporated by reference to Exhibit 10.1 in Vector Group’s Form 8-K dated January 27, 2006).
10	.24*	Employment Agreement, dated as of January 27, 2006, between Vector Group and Richard J. Lampen (incorporated by reference to Exhibit 10.3 in Vector Group’s Form 8-K dated January 27, 2006).
10	.25*	Amended and Restated Employment Agreement, dated as of January 27, 2006, between Vector Group and Marc N. Bell (incorporated by reference to Exhibit 10.4 in Vector Group’s Form 8-K dated January 27, 2006).
10	.26*	Employment Agreement, dated as of November 11, 2005, between Liggett Group Inc. and Ronald J. Bernstein (incorporated by reference to Exhibit 10.1 in Vector Group’s Form 8-K dated November 11, 2005).
10	.27*	Employment Agreement, dated as of January 27, 2006, between Vector Group and J. Bryant Kirkland III (incorporated by reference to Exhibit 10.5 in Vector Group’s Form 8-K dated January 27, 2006).
10	.28*	Vector Group Ltd. Amended and Restated 1999 Long-Term Incentive Plan (incorporated by reference to Appendix A in Vector Group’s Proxy Statement dated April 21, 2004).
10	.29*	Stock Option Agreement, dated November 4, 1999, between Vector Group and Bennett S. LeBow (incorporated by reference to Exhibit 10.59 in Vector Group’s Form 10-K for the year ended December 31, 1999).
10	.30*	Stock Option Agreement, dated November 4, 1999, between Vector Group and Richard J. Lampen (incorporated by reference to Exhibit 10.60 in Vector Group’s Form 10-K for the year ended December 31, 1999).
10	.31*	Stock Option Agreement, dated November 4, 1999, between Vector Group and Marc N. Bell (incorporated by reference to Exhibit 10.61 in Vector Group’s Form 10-K for the year ended December 31, 1999).
10	.32*	Stock Option Agreement, dated November 4, 1999, between Vector Group and Howard M. Lorber (incorporated by reference to Exhibit 10.63 in Vector Group’s Form 10-K for the year ended December 31, 1999).

Exhibit
Number		Description of Documents

10	.33*	Stock Option Agreement, dated November 4, 1999, between Vector Group and J. Bryant Kirkland III (incorporated by reference to Exhibit 10.34 in Vector Group’s Form 10-K for the year ended December 31, 2006).
10	.34*	Stock Option Agreement, dated January 22, 2001, between Vector Group and Bennett S. LeBow (incorporated by reference to Exhibit 10.1 in Vector Group’s Form 10-Q for the quarter ended March 31, 2001).
10	.35*	Stock Option Agreement, dated January 22, 2001, between Vector Group and Howard M. Lorber (incorporated by reference to Exhibit 10.2 in Vector Group’s Form 10-Q for the quarter ended March 31, 2001).
10	.36*	Restricted Share Award Agreement, dated as of September 27, 2005, between Vector Group and Howard M. Lorber (incorporated by reference to Exhibit 10.2 in Vector Group’s Form 8-K dated September 27, 2005).
10	.37*	Restricted Share Award Agreement, dated as of November 11, 2005, between Vector Group and Ronald J. Bernstein (incorporated by reference to Exhibit 10.2 in Vector Group’s Form 8-K dated November 11, 2005).
10	.38*	Option Letter Agreement, dated as of November 11, 2005 between Vector Group and Ronald J. Bernstein (incorporated by reference to Exhibit 10.3 in Vector Group’s Form 8-K dated November 11, 2005).
10	.39*	Restricted Share Award Agreement, dated as of November 16, 2005, between Vector Group and Howard M. Lorber (incorporated by reference to Exhibit 10.1 in Vector Group’s Form 8-K dated November 16, 2005).
10	.40*	Vector Group Senior Executive Annual Bonus Plan (incorporated by reference to Exhibit 10.7 in Vector Group’s Form 8-K dated January 27, 2006).
10	.41*	Vector Group Supplemental Retirement Plan (as amended and restated January 27, 2006) (incorporated by reference to Exhibit 10.6 in Vector Group’s Form 8-K dated January 27, 2006).
10	.42*	Agreement, dated as of June 7, 2006, between the Company and Frost Gamma Investments Trust, an entity affiliated with Dr. Phillip Frost, relating to the conversion of 6.25% convertible subordinated notes due 2008 (incorporated by reference to Exhibit 10.1 in Vector Group’s Form 8-K dated June 7, 2006).
10	.43*	Agreement, dated as of June 7, 2006, between the Company and Barberry Corp., an entity affiliated with Carl C. Icahn, relating to the conversion of 6.25% convertible subordinated notes due 2008 (incorporated by reference to Exhibit 10.2 in Vector Group’s Form 8-K dated June 7, 2006).
10	.44*	Purchase Agreement, dated as of June 27, 2006, among Vector Group and Jefferies (incorporated by reference to Exhibit 1.1 in Vector Group’s Form 8-K dated June 27, 2006).
10	.45*	Letter Agreement, dated July 14, 2006, between Vector Group and Howard M. Lorber (incorporated by reference to Exhibit 10.1 in Vector Group’s Form 8-K dated July 11, 2006).
10	.46*	Notice of Redemption of 6 1/4% Convertible Subordinated Notes due 2008, dated July 14, 2006 (incorporated by reference to Exhibit 10.2 in Vector Group’s Form 8-K dated July 11, 2006).
10	.47*	Closing Agreement on Final Determination Covering Specific Matters between Vector Group and the Commissioner of Internal Revenue of the United States of America dated July 20, 2006 (incorporated by reference to Exhibit 10.3 in Vector Group’s Form 10-Q for the quarter ended September 30, 2006).
10	.48*	Operating Agreement of Douglas Elliman Realty, LLC (formerly known as Montauk Battery Realty LLC) dated December 17, 2002 (incorporated by reference to Exhibit 10.1 in New Valley’s Form 8-K dated December 13, 2002).
10	.49*	First Amendment to Operating Agreement of Douglas Elliman Realty, LLC (formerly known as Montauk Battery Realty LLC), dated as of March 14, 2003 (incorporated by reference to Exhibit 10.1 in New Valley’s Form 10-Q for the quarter ended March 31, 2003).
10	.50*	Second Amendment to Operating Agreement of Douglas Elliman Realty, LLC, dated as of May 19, 2003 (incorporated by reference to Exhibit 10.1 in New Valley’s Form 10-Q for the quarter ended June 30, 2003).

Exhibit
Number		Description of Documents

10	.51*	Note and Equity Purchase Agreement, dated as of March 14, 2003 (the “Note and Equity Purchase Agreement”), by and between Douglas Elliman Realty, LLC (formerly known as Montauk Battery Realty LLC), New Valley Real Estate Corporation and The Prudential Real Estate Financial Services of America, Inc., including form of 12% Subordinated Note due March 14, 2013 (incorporated by reference to Exhibit 10.2 in New Valley’s Form 10-Q for the quarter ended March 31, 2003).
10	.52*	Amendment to the Note and Equity Purchase Agreement, dated as of April 14, 2003 (incorporated by reference to Exhibit 10.3 in New Valley’s Form 10-Q for the quarter ended March 31, 2003).
10	.53*	Stipulation for Entry of Judgment dated March 14, 2007 between New Valley Corporation and the United States of America (incorporated by reference to Exhibit 10.2 in Vector Group’s Form 10-Q for the quarter ended March 31, 2007).
10	.54*	Purchase Agreement, dated as of August 8, 2007, between Vector Group Ltd., the subsidiary guarantors named therein and Jefferies & Company, Inc. (incorporated by reference to Exhibit 1.1 in Vector Group’s Form 8-K dated August 8, 2007).
12.1		Statement of Computation of Ratio of Earnings to Fixed Charges.
21	.1*	Subsidiaries of the Company (incorporated by reference to Exhibit 21 in Vector Group’s Form 10-K for the year ended December 31, 2007).
23.1		Consent of McDermott Will & Emery LLP (included in Exhibit 5.1).
23.2		Consent of PricewaterhouseCoopers LLP.
23.3		Consent of PricewaterhouseCoopers LLP.
23.4		Consent of PricewaterhouseCoopers LLP.
24.1		Power of Attorney (included on signature page hereto).
25.1		Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association under the Indenture.
99.1		Form of Letter of Transmittal.
99.2		Form of Notice of Guaranteed Delivery.
99.3		Form of Notice of Withdrawal of Tender.
99.4		Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.5		Form of Letter to Clients.
99.6		Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*	Incorporated by reference

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Miami, State of Florida, on April 8, 2008.

VECTOR GROUP LTD.

By:	/s/ J. Bryant Kirkland III
J. Bryant Kirkland III
Vice President, Treasurer, and Chief Financial
Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard J. Lampen, Marc N. Bell, and J. Bryant Kirkland III his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and hereby grants to such attorney-in-fact and agent, full power of authority to do and perform each and every act and thing requisite and necessary to be done, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard M. Lorber Howard M. Lorber	President and Chief Executive Officer	April 8, 2008
/s/ J. Bryant Kirkland III J. Bryant Kirkland III	Vice President, Treasurer, and Chief Financial Officer and Officer (Principal Financial Officer and Principal Accounting Officer)	April 8, 2008
/s/ Henry C. Beinstein Henry C. Beinstein	Director	April 8, 2008
/s/ Ronald J. Bernstein Ronald J. Bernstein	Director	April 8, 2008
/s/ Robert J. Eide Robert J. Eide	Director	April 8, 2008
/s/ Bennett S. LeBow Bennett S. LeBow	Director	April 8, 2008
/s/ Howard M. Lorber Howard M. Lorber	Director	April 8, 2008
/s/ Jeffrey S. Podell Jeffrey S. Podell	Director	April 8, 2008
/s/ Jean E. Sharpe Jean E. Sharpe	Director	April 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Morrisville, State of North Carolina, on April 8, 2008.

100 Maple LLC

By:	/s/ Ronald J. Bernstein
Ronald J. Bernstein
Manager

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Ronald J. Bernstein his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and hereby grants to such attorney-in-fact and agent, full power of authority to do and perform each and every act and thing requisite and necessary to be done, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald J. Bernstein Ronald J. Bernstein	Manager (Principal Executive Officer)	April 8, 2008

/s/ Charles M. Kingan Charles M. Kingan	Manager (Principal Financial and Accounting Officer)	April 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Miami, State of Florida, on April 8, 2008.

Eve Holdings Inc.

By:	/s/ Richard J. Lampen
Richard J. Lampen
President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard J. Lampen his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and hereby grants to such attorney-in-fact and agent, full power of authority to do and perform each and every act and thing requisite and necessary to be done, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Lampen Richard J. Lampen	President (Principal Executive Officer)	April 8, 2008

/s/ J. Bryant Kirkland III J. Bryant Kirkland III	Treasurer (Principal Financial and Accounting Officer)	April 8, 2008

/s/ Richard J. Lampen Richard J. Lampen	Director	April 8, 2008

/s/ Marc N. Bell Marc N. Bell	Director	April 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Miami, State of Florida, on April 8, 2008.

Liggett & Myers Holdings Inc.

By:	/s/ Richard J. Lampen
Richard J. Lampen
President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard J. Lampen his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and hereby grants to such attorney-in-fact and agent, full power of authority to do and perform each and every act and thing requisite and necessary to be done, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Lampen Richard J. Lampen	President (Principal Executive Officer)	April 8, 2008

/s/ J. Bryant Kirkland III J. Bryant Kirkland III	Treasurer (Principal Financial and Accounting Officer)	April 8, 2008

/s/ Richard J. Lampen Richard J. Lampen	Director	April 8, 2008

/s/ J. Bryant Kirkland III J. Bryant Kirkland III	Director	April 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Morrisville, State of North Carolina, on April 8, 2008.

Liggett & Myers Inc.

By:	/s/ Ronald J. Bernstein
Ronald J. Bernstein
President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Ronald J. Bernstein his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and hereby grants to such attorney-in-fact and agent, full power of authority to do and perform each and every act and thing requisite and necessary to be done, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald J. Bernstein Ronald J. Bernstein	President (Principal Executive Officer)	April 8, 2008

/s/ Charles M. Kingan, Jr. Charles M. Kingan, Jr.	Vice President, Treasurer (Principal Financial and Accounting Officer)	April 8, 2008

/s/ Ronald J. Bernstein Ronald J. Bernstein	Director	April 8, 2008

/s/ Charles M. Kingan, Jr. Charles M. Kingan, Jr.	Director	April 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Morrisville, State of North Carolina, on April 8, 2008.

Liggett Group LLC

By: /s/ Ronald J. Bernstein
Ronald J. Bernstein
Manager, President and Chief Executive
Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Ronald J. Bernstein his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and hereby grants to such attorney-in-fact and agent, full power of authority to do and perform each and every act and thing requisite and necessary to be done, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald J. Bernstein Ronald J. Bernstein	Manager, President and Chief Executive Officer (Principal Executive Officer)	April 8, 2008

/s/ Charles M. Kingan, Jr. Charles M. Kingan, Jr.	Vice President, Finance (Principal Financial and Accounting Officer)	April 8, 2008

/s/ Ronald J. Bernstein Ronald J. Bernstein	Manager	April 8, 2008

/s/ Charles M. Kingan, Jr. Charles M. Kingan, Jr.	Manager	April 8, 2008

/s/ Gregory A. Sulin Gregory A. Sulin	Manager	April 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Morrisville, State of North Carolina, on April 8, 2008.

Liggett Vector Brands Inc.

By:	/s/ Ronald J. Bernstein
Ronald J. Bernstein
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Ronald J. Bernstein his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and hereby grants to such attorney-in-fact and agent, full power of authority to do and perform each and every act and thing requisite and necessary to be done, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald J. Bernstein Ronald J. Bernstein	President and Chief Executive Officer (Principal Executive Officer)	April 8, 2008

/s/ Francis G. Wall Francis G. Wall	Vice President, Finance, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	April 8, 2008

/s/ Ronald J. Bernstein Ronald J. Bernstein	Director	April 8, 2008

/s/ Francis G. Wall Francis G. Wall	Director	April 8, 2008

/s/ Charles M. Kingan, Jr. Charles M. Kingan, Jr.	Director	April 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Morrisville, State of North Carolina, on April 8, 2008.

V.T. Aviation LLC

By:	/s/ Francis G. Wall
Francis G. Wall
Vice President of Finance, Treasurer and
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Francis G. Wall his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and hereby grants to such attorney-in-fact and agent, full power of authority to do and perform each and every act and thing requisite and necessary to be done, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Francis G. Wall Francis G. Wall	Vice President of Finance, Treasurer and Chief Financial Officer (Principal Executive Officer, Principal Financial and Accounting Officer)	April 8, 2008

/s/ Marc N. Bell VECTOR RESEARCH LLC	Sole Member and Manager	April 8, 2008

As Sole Member and Manager By: Marc N. Bell Senior Vice President, General Counsel Secretary and Manager

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on April 8, 2008.

Vector Research LLC

By:	/s/ Anthony P. Albino
Dr. Anthony P. Albino
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Francis G. Wall his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and hereby grants to such attorney-in-fact and agent, full power of authority to do and perform each and every act and thing requisite and necessary to be done, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony P. Albino Anthony P. Albino	President and Chief Executive Officer (Principal Executive Officer)	April 8, 2008

/s/ Francis G. Wall Francis G. Wall	Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	April 8, 2008

/s/ Marc N. Bell Marc N. Bell	Senior Vice President, General Counsel, Secretary and Manager	April 8, 2008

/s/ Howard M. Lorber Howard M. Lorber	Manager	April 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on April 8, 2008.

Vector Tobacco Inc.

By:	/s/ Howard M. Lorber
Howard M. Lorber
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Howard M. Lorber his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and hereby grants to such attorney-in-fact and agent, full power of authority to do and perform each and every act and thing requisite and necessary to be done, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard M. Lorber Howard M. Lorber	(President and Chief Executive Officer, Principal Executive Officer)	April 8, 2008

/s/ Francis G. Wall Francis G. Wall	Vice President of Finance, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	April 8, 2008

/s/ Marc N. Bell Marc N. Bell	Senior Vice President, General Counsel and Secretary	April 8, 2008

/s/ Howard M. Lorber Howard M. Lorber	Director	April 8, 2008

/s/ Marc N. Bell Marc N. Bell	Director	April 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Morrisville, State of North Carolina, on April 8, 2008.

VGR Aviation LLC

By:	/s/ Francis G. Wall
Francis G. Wall
Vice President of Finance, Chief Financial
Officer and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Francis G. Wall his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and hereby grants to such attorney-in-fact and agent, full power of authority to do and perform each and every act and thing requisite and necessary to be done, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Francis G. Wall Francis G. Wall	Vice President of Finance, Chief Financial Officer and Treasurer (Principal Executive Officer, Principal Financial and Accounting Officer)	April 8, 2008

/s/ J. Bryant Kirkland III VECTOR GROUP LTD.	Sole Member and Manager	April 8, 2008

As Sole Member and Manager By: J. Bryant Kirkland III Vice President, Chief Financial Officer and Treasurer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Miami, State of Florida, on April 8, 2008.

VGR Holding LLC

By:	/s/ Richard J. Lampen
Richard J. Lampen
Manager

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard J. Lampen his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and hereby grants to such attorney-in-fact and agent, full power of authority to do and perform each and every act and thing requisite and necessary to be done, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Lampen Richard J. Lampen	Manager (Principal Executive Officer, Principal Financial and Accounting Officer)	April 8, 2008

/s/ Marc N. Bell Marc N. Bell	Manager	April 8, 2008

EXHIBIT INDEX

Exhibit
Number		Description of Documents

3	.1*	Amended and Restated Certificate of Incorporation of Vector Group Ltd. (formerly known as Brooke Group Ltd.) (incorporated by reference to Exhibit 3.1 in Vector Group’s Form 10-Q for the quarter ended September 30, 1999).
3	.2*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Vector Group (incorporated by reference to Exhibit 3.1 in Vector Group Ltd.’s Form 8-K dated May 24, 2000).
3	.3*	Certificate of Amendment to the Certificate of Incorporation of Vector Group (incorporated by reference to Exhibit 3.1 in Vector Group’s Form 10-Q for the quarter ended June 30, 2007).
3	.4*	Amended and Restated Bylaws of Vector Group (incorporated by reference to Exhibit 3.1 in Vector Group Ltd.’s Form 8-K dated October 19, 2007).
3.5		Certificate of Formation of 100 Maple LLC.
3.6		Limited Liability Company Operating Agreement of 100 Maple LLC.
3.7		Certificate of Incorporation of Eve Holdings Inc.
3.8		By-laws of Eve Holdings Inc.
3.9		Certificate of Incorporation of Liggett & Myers Holdings Inc.
3.10		By-laws of Liggett & Myers Holdings Inc.
3.11		Certificate of Incorporation of Liggett & Myers Inc.
3.12		By-laws of Liggett & Myers Inc.
3.13		Certificate of Formation of Liggett Group LLC.
3.14		Limited Liability Company Agreement of Liggett Group LLC.
3.15		Certificate of Incorporation of Liggett Vector Brands Inc.
3.16		By-laws of Liggett Vector Brands Inc.
3.17		Certificate of Formation of V.T. Aviation LLC.
3.18		Limited Liability Company Agreement of V.T. Aviation LLC.
3.19		Certificate of Formation of Vector Research LLC.
3.20		Limited Liability Company Agreement of Vector Research LLC.
3.21		Articles of Incorporation of Vector Tobacco Inc.
3.22		By-laws of Vector Tobacco Inc.
3.23		Certificate of Formation of VGR Aviation LLC.
3.24		Limited Liability Company Agreement of VGR Aviation LLC.
3.25		Certificate of Formation of VGR Holding LLC.
3.26		Limited Liability Company Agreement of VGR Holding LLC.
4	.1*	Amended and Restated Loan and Security Agreement dated as of April 14, 2004, by and between Wachovia Bank, N.A., as lender, Liggett Group Inc., as borrower, 100 Maple LLC and Epic Holdings Inc. (the “Wachovia Loan Agreement”) (incorporated by reference to Exhibit 10.1 in Vector Group’s Form 8-K dated April 14, 2004).
4	.2*	Amendment, dated as of December 13, 2005, to the Wachovia Loan Agreement (incorporated by reference to Exhibit 4.1 in Vector Group’s Form 8-K dated December 13, 2005).
4	.4*	Amendment, dated as of January 31, 2007, to the Wachovia Loan Agreement (incorporated by reference to Exhibit 4.1 in Vector Group’s Form 8-K dated February 2, 2007).
4	.5*	Amendment, dated as of August 10, 2007, to the Wachovia Loan Agreement (incorporated by reference to Exhibit 4.6 in Vector Group’s Form 8-K dated August 16, 2007).
4	.6*	Amendment, dated as of August 16, 2007, to the Wachovia Loan Agreement (incorporated by reference to Exhibit 4.7 in Vector Group’s Form 8-K dated August 16, 2007).

Exhibit
Number		Description of Documents

4	.7*	Intercreditor Agreement, dated as of August 16, 2007, between Wachovia Bank, N.A., as ABL Lender, U.S. Bank National Association, as Collateral Agent, Liggett Group LLC, as Borrower, and 100 Maple LLC, as Loan Party (incorporated by reference to Exhibit 99.1 in Vector Group’s Form 8-K dated August 16, 2007).
4	.8*	Indenture, dated as of November 18, 2004, between Vector Group and Wells Fargo Bank, N.A., as Trustee, relating to the 5% Variable Interest Senior Convertible Notes due 2011, including the form of Note (incorporated by reference to Exhibit 10.1 in Vector Group’s Form 8-K dated November 18, 2004).
4	.9*	Indenture, dated as of April 13, 2005, by and between Vector Group and Wells Fargo Bank, N.A., relating to the 5% Variable Interest Senior Convertible Notes due 2011 including the form of Note (incorporated by reference to Exhibit 4.1 in Vector Group’s Form 8-K dated April 14, 2005).
4	.10*	Registration Rights Agreement, dated as of April 13, 2005, by and between Vector Group and Jefferies & Company, Inc. (incorporated by reference to Exhibit 4.2 in Vector Group’s Form 8-K dated April 14, 2005).
4	.11*	Indenture, dated as of July 12, 2006, by and between Vector Group and Wells Fargo Bank, N.A., relating to the 37/8% Variable Interest Senior Convertible Debentures due 2026 (the “37/8% Debentures”), including the form of the 37/8% Debenture (incorporated by reference to Exhibit 4.1 in Vector Group’s Form 8-K dated July 11, 2006).
4	.12*	Registration Rights Agreement, dated as of July 12, 2006, by and between Vector Group and Jefferies & Company, Inc. (incorporated by reference to Exhibit 4.2 in Vector Group’s Form 8-K dated July 11, 2006).
4	.13*	Indenture, dated as of August 16, 2007, between Vector Group, the subsidiary guarantors named therein and U.S. Bank National Association, as Trustee, relating to the 11% Senior Secured Notes due 2015, including the form of Note (incorporated by reference to Exhibit 4.1 in Vector Group’s Form 8-K dated August 16, 2007).
4	.14*	Pledge Agreement, dated as of August 16, 2007, between VGR Holding LLC, as Grantor, and U.S. Bank National Association, as Collateral Agent (incorporated by reference to Exhibit 4.2 in Vector Group’s Form 8-K dated August 16, 2007).
4	.15*	Security Agreement, dated as of August 16, 2007, between Vector Tobacco Inc., as Grantor, and U.S. Bank National Association, as Collateral Agent (incorporated by reference to Exhibit 4.3 in Vector Group’s Form 8-K dated August 16, 2007).
4	.16*	Security Agreement, dated as of August 16, 2007, between Liggett Group LLC and 100 Maple LLC, as Grantors, and U.S. Bank National Association, as Collateral Agent (incorporated by reference to Exhibit 4.4 in Vector Group’s Form 8-K dated August 16, 2007).
4	.17*	Registration Rights Agreement, dated as of August 16, 2007, between Vector Group, the subsidiary guarantors named therein and Jefferies & Company, Inc. (incorporated by reference to Exhibit 4.5 in Vector Group’s Form 8-K dated August 16, 2007).
5.1		Opinion of McDermott Will & Emery LLP.
10	.2*	Services Agreement, dated as of February 26, 1991, between Brooke Management Inc. (“BMI”) and Liggett (the “Liggett Services Agreement”) (incorporated by reference to Exhibit 10.5 in VGR Holding’s Registration Statement on Form S-1, No. 33-93576).
10	.3*	First Amendment to Liggett Services Agreement, dated as of November 30, 1993, between Liggett and BMI (incorporated by reference to Exhibit 10.6 in VGR Holding’s Registration Statement on Form S-1, No. 33-93576).
10	.4*	Second Amendment to Liggett Services Agreement, dated as of October 1, 1995, between BMI, Vector Group and Liggett (incorporated by reference to Exhibit 10(c) in Vector Group’s Form 10-Q for the quarter ended September 30, 1995).
10	.5*	Third Amendment to Liggett Services Agreement, dated as of March 31, 2001, by and between Vector Group and Liggett (incorporated by reference to Exhibit 10.5 in Vector Group’s Form 10-K for the year ended December 31, 2003).

Exhibit
Number		Description of Documents

10	.6*	Corporate Services Agreement, dated January 1, 1992, between VGR Holding and Liggett (incorporated by reference to Exhibit 10.13 in Liggett’s Registration Statement on Form S-1, No. 33-47482).
10	.7*	Settlement Agreement, dated March 15, 1996, by and among the State of West Virginia, State of Florida, State of Mississippi, Commonwealth of Massachusetts, and State of Louisiana, Brooke Group Holding and Liggett (incorporated by reference to Exhibit 15 in the Schedule 13D filed by Vector Group on March 11, 1996, as amended, with respect to the common stock of RJR Nabisco Holdings Corp.).
10	.8*	Addendum to Initial States Settlement Agreement (incorporated by reference to Exhibit 10.43 in Vector Group’s Form 10-Q for the quarter ended March 31, 1997).
10	.9*	Settlement Agreement, dated March 12, 1998, by and among the States listed in Appendix A thereto, Brooke Group Holding and Liggett (incorporated by reference to Exhibit 10.35 in Vector Group’s Form 10-K for the year ended December 31, 1997).
10	.10*	Master Settlement Agreement made by the Settling States and Participating Manufacturers signatories thereto (incorporated by reference to Exhibit 10.1 in Philip Morris Companies Inc.’s Form 8-K dated November 25, 1998, Commission File No. 1-8940).
10	.11*	General Liggett Replacement Agreement, dated as of November 23, 1998, entered into by each of the Settling States under the Master Settlement Agreement, and Brooke Group Holding and Liggett (incorporated by reference to Exhibit 10.34 in Vector Group’s Form 10-K for the year ended December 31, 1998).
10	.12*	Stipulation and Agreed Order regarding Stay of Execution Pending Review and Related Matters, dated May 7, 2001, entered into by Philip Morris Incorporated, Lorillard Tobacco Co., Liggett Group Inc. and Brooke Group Holding Inc. and the class counsel in Engel, et. al., v. R.J. Reynolds Tobacco Co., et. al. (incorporated by reference to Exhibit 99.2 in Philip Morris Companies Inc.’s Form 8-K dated May 7, 2001).
10	.13*	Letter Agreement, dated November 20, 1998, by and among Philip Morris Incorporated (“PM”), Brooke Group Holding, Liggett & Myers Inc. (“L&M”) and Liggett (incorporated by reference to Exhibit 10.1 in Vector Group’s Report on Form 8-K dated November 25, 1998).
10	.14*	Amended and Restated Formation and Limited Liability Company Agreement of Trademarks LLC, dated as of May 24, 1999, among Brooke Group Holding, L&M, Eve Holdings Inc. (“Eve”), Liggett and PM, including the form of Trademark License Agreement (incorporated by reference to Exhibit 10.4 in Vector Group’s Form 10-Q for the quarter ended June 30, 1999).
10	.15*	Class A Option Agreement, dated as of January 12, 1999, among Brooke Group Holding, L&M, Eve, Liggett and PM (incorporated by reference to Exhibit 10.61 in Vector Group’s Form 10-K for the year ended December 31, 1998).
10	.16*	Class B Option Agreement, dated as of January 12, 1999, among Brooke Group Holding, L&M, Eve, Liggett and PM (incorporated by reference to Exhibit 10.62 in Vector Group’s Form 10-K for the year ended December 31, 1998).
10	.17*	Pledge Agreement, dated as of May 24, 1999, from Eve, as grantor, in favor of Citibank, N.A., as agent (incorporated by reference to Exhibit 10.5 in Vector Group’s Form 10-Q for the quarter ended June 30, 1999).
10	.18*	Guaranty, dated as of June 10, 1999, from Eve, as guarantor, in favor of Citibank, N.A., as agent (incorporated by reference to Exhibit 10.6 in Vector Group’s Form 10-Q for the quarter ended June 30, 1999).
10	.19*	Vector Group Ltd. 1998 Long-Term Incentive Plan (incorporated by reference to the Appendix to Vector Group’s Proxy Statement dated September 15, 1998).
10	.20*	Stock Option Agreement, dated July 20, 1998, between Vector Group and Bennett S. LeBow (incorporated by reference to Exhibit 6 in the Amendment No. 5 to the Schedule 13D filed by Bennett S. LeBow on October 16, 1998 with respect to the common stock of Vector Group).

Exhibit
Number		Description of Documents

10	.21*	Amended and Restated Employment Agreement (“LeBow Employment Agreement), dated as of September 27, 2005, between Vector Group and Bennett S. LeBow (incorporated by reference to Exhibit 10.1 in Vector Group’s Form 8-K dated September 27, 2005).
10	.22*	Amendment dated January 27, 2006 to LeBow Employment Agreement (incorporated by reference to Exhibit 10.2 in Vector Group’s Form 8-K dated January 27, 2006).
10	.23*	Amended and Restated Employment Agreement dated as of January 27, 2006, between Vector Group and Howard M. Lorber (incorporated by reference to Exhibit 10.1 in Vector Group’s Form 8-K dated January 27, 2006).
10	.24*	Employment Agreement, dated as of January 27, 2006, between Vector Group and Richard J. Lampen (incorporated by reference to Exhibit 10.3 in Vector Group’s Form 8-K dated January 27, 2006).
10	.25*	Amended and Restated Employment Agreement, dated as of January 27, 2006, between Vector Group and Marc N. Bell (incorporated by reference to Exhibit 10.4 in Vector Group’s Form 8-K dated January 27, 2006).
10	.26*	Employment Agreement, dated as of November 11, 2005, between Liggett Group Inc. and Ronald J. Bernstein (incorporated by reference to Exhibit 10.1 in Vector Group’s Form 8-K dated November 11, 2005).
10	.27*	Employment Agreement, dated as of January 27, 2006, between Vector Group and J. Bryant Kirkland III (incorporated by reference to Exhibit 10.5 in Vector Group’s Form 8-K dated January 27, 2006).
10	.28*	Vector Group Ltd. Amended and Restated 1999 Long-Term Incentive Plan (incorporated by reference to Appendix A in Vector Group’s Proxy Statement dated April 21, 2004).
10	.29*	Stock Option Agreement, dated November 4, 1999, between Vector Group and Bennett S. LeBow (incorporated by reference to Exhibit 10.59 in Vector Group’s Form 10-K for the year ended December 31, 1999).
10	.30*	Stock Option Agreement, dated November 4, 1999, between Vector Group and Richard J. Lampen (incorporated by reference to Exhibit 10.60 in Vector Group’s Form 10-K for the year ended December 31, 1999).
10	.31*	Stock Option Agreement, dated November 4, 1999, between Vector Group and Marc N. Bell (incorporated by reference to Exhibit 10.61 in Vector Group’s Form 10-K for the year ended December 31, 1999).
10	.32*	Stock Option Agreement, dated November 4, 1999, between Vector Group and Howard M. Lorber (incorporated by reference to Exhibit 10.63 in Vector Group’s Form 10-K for the year ended December 31, 1999).
10	.33*	Stock Option Agreement, dated November 4, 1999, between Vector Group and J. Bryant Kirkland III (incorporated by reference to Exhibit 10.34 in Vector Group’s Form 10-K for the year ended December 31, 2006).
10	.34*	Stock Option Agreement, dated January 22, 2001, between Vector Group and Bennett S. LeBow (incorporated by reference to Exhibit 10.1 in Vector Group’s Form 10-Q for the quarter ended March 31, 2001).
10	.35*	Stock Option Agreement, dated January 22, 2001, between Vector Group and Howard M. Lorber (incorporated by reference to Exhibit 10.2 in Vector Group’s Form 10-Q for the quarter ended March 31, 2001).
10	.36*	Restricted Share Award Agreement, dated as of September 27, 2005, between Vector Group and Howard M. Lorber (incorporated by reference to Exhibit 10.2 in Vector Group’s Form 8-K dated September 27, 2005).
10	.37*	Restricted Share Award Agreement, dated as of November 11, 2005, between Vector Group and Ronald J. Bernstein (incorporated by reference to Exhibit 10.2 in Vector Group’s Form 8-K dated November 11, 2005).

Exhibit
Number		Description of Documents

10	.38*	Option Letter Agreement, dated as of November 11, 2005 between Vector Group and Ronald J. Bernstein (incorporated by reference to Exhibit 10.3 in Vector Group’s Form 8-K dated November 11, 2005).
10	.39*	Restricted Share Award Agreement, dated as of November 16, 2005, between Vector Group and Howard M. Lorber (incorporated by reference to Exhibit 10.1 in Vector Group’s Form 8-K dated November 16, 2005).
10	.40*	Vector Group Senior Executive Annual Bonus Plan (incorporated by reference to Exhibit 10.7 in Vector Group’s Form 8-K dated January 27, 2006).
10	.41*	Vector Group Supplemental Retirement Plan (as amended and restated January 27, 2006) (incorporated by reference to Exhibit 10.6 in Vector Group’s Form 8-K dated January 27, 2006).
10	.42*	Agreement, dated as of June 7, 2006, between the Company and Frost Gamma Investments Trust, an entity affiliated with Dr. Phillip Frost, relating to the conversion of 6.25% convertible subordinated notes due 2008 (incorporated by reference to Exhibit 10.1 in Vector Group’s Form 8-K dated June 7, 2006).
10	.43*	Agreement, dated as of June 7, 2006, between the Company and Barberry Corp., an entity affiliated with Carl C. Icahn, relating to the conversion of 6.25% convertible subordinated notes due 2008 (incorporated by reference to Exhibit 10.2 in Vector Group’s Form 8-K dated June 7, 2006).
10	.44*	Purchase Agreement, dated as of June 27, 2006, among Vector Group and Jefferies (incorporated by reference to Exhibit 1.1 in Vector Group’s Form 8-K dated June 27, 2006).
10	.45*	Letter Agreement, dated July 14, 2006, between Vector Group and Howard M. Lorber (incorporated by reference to Exhibit 10.1 in Vector Group’s Form 8-K dated July 11, 2006).
10	.46*	Notice of Redemption of 6 1/4% Convertible Subordinated Notes due 2008, dated July 14, 2006 (incorporated by reference to Exhibit 10.2 in Vector Group’s Form 8-K dated July 11, 2006).
10	.47*	Closing Agreement on Final Determination Covering Specific Matters between Vector Group and the Commissioner of Internal Revenue of the United States of America dated July 20, 2006 (incorporated by reference to Exhibit 10.3 in Vector Group’s Form 10-Q for the quarter ended September 30, 2006).
10	.48*	Operating Agreement of Douglas Elliman Realty, LLC (formerly known as Montauk Battery Realty LLC) dated December 17, 2002 (incorporated by reference to Exhibit 10.1 in New Valley’s Form 8-K dated December 13, 2002).
10	.49*	First Amendment to Operating Agreement of Douglas Elliman Realty, LLC (formerly known as Montauk Battery Realty LLC), dated as of March 14, 2003 (incorporated by reference to Exhibit 10.1 in New Valley’s Form 10-Q for the quarter ended March 31, 2003).
10	.50*	Second Amendment to Operating Agreement of Douglas Elliman Realty, LLC, dated as of May 19, 2003 (incorporated by reference to Exhibit 10.1 in New Valley’s Form 10-Q for the quarter ended June 30, 2003).
10	.51*	Note and Equity Purchase Agreement, dated as of March 14, 2003 (the “Note and Equity Purchase Agreement”), by and between Douglas Elliman Realty, LLC (formerly known as Montauk Battery Realty LLC), New Valley Real Estate Corporation and The Prudential Real Estate Financial Services of America, Inc., including form of 12% Subordinated Note due March 14, 2013 (incorporated by reference to Exhibit 10.2 in New Valley’s Form 10-Q for the quarter ended March 31, 2003).
10	.52*	Amendment to the Note and Equity Purchase Agreement, dated as of April 14, 2003 (incorporated by reference to Exhibit 10.3 in New Valley’s Form 10-Q for the quarter ended March 31, 2003).
10	.53*	Stipulation for Entry of Judgment dated March 14, 2007 between New Valley Corporation and the United States of America (incorporated by reference to Exhibit 10.2 in Vector Group’s Form 10-Q for the quarter ended March 31, 2007).
10	.54*	Purchase Agreement, dated as of August 8, 2007, between Vector Group Ltd., the subsidiary guarantors named therein and Jefferies & Company, Inc. (incorporated by reference to Exhibit 1.1 in Vector Group’s Form 8-K dated August 8, 2007).
12.1		Statement of Computation of Ratio of Earnings to Fixed Charges.

Exhibit
Number		Description of Documents

21	.1*	Subsidiaries of the Company (incorporated by reference to Exhibit 21 in Vector Group’s Form 10-K for the year ended December 31, 2007).
23.1		Consent of McDermott Will & Emery LLP (included in Exhibit 5.1).
23.2		Consent of PricewaterhouseCoopers LLP.
23.3		Consent of PricewaterhouseCoopers LLP.
23.4		Consent of PricewaterhouseCoopers LLP.
24.1		Power of Attorney (included on signature page hereto).
25.1		Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association under the Indenture.
99.1		Form of Letter of Transmittal.
99.2		Form of Notice of Guaranteed Delivery.
99.3		Form of Notice of Withdrawal of Tender.
99.4		Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.5		Form of Letter to Clients.
99.6		Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*	Incorporated by reference